Exhibit 10.6

REVOLVER LOAN AGREEMENT

Dated as of
November 21, 2017
between
ENERGY 11, L.P. AND ENERGY 11 OPERATING COMPANY, LLC

COLLECTIVELY, “BORROWERS”
AND
BANK SNB
“BANK”

REVOLVER LOAN AGREEMENT
THIS REVOLVER LOAN AGREEMENT, dated effective as of November 21, 2017, is entered into between ENERGY 11, L.P., a Delaware limited partnership (“ELP”), and Energy 11 Operating Company, LLC, a Delaware limited liability company (“ELLC” and together with ELP, collectively “Borrowers”, and each, a “Borrower”), and BANK SNB, an Oklahoma state banking corporation (the “Bank”).
W I T N E S S E T H:
WHEREAS, Borrowers have requested the Bank to establish a joint and several revolving line of credit facility in favor of Borrowers in the maximum principal amount of SEVENTY FIVE MILLION and NO/100 DOLLARS ($75,000,000.00) (the “Revolver Commitment”) until the Revolver Final Maturity Date to be evidenced by Borrowers’ Promissory Note (Revolver Note) payable to the order of the Bank and dated as of even date herewith in the stated face principal amount of $75,000,000.00 (as renewed, extended, rearranged, substituted, replaced, amended or otherwise modified from time to time, collectively the “Revolver Note”), and
WHEREAS, the Bank is willing to establish the Revolver Commitment and make the Revolver Loan advances from time to time hereunder to Borrowers in the maximum principal amount of $75,000,000.00, subject to the Revolver Commitment Amount (initially stipulated to be $20,000,000.00) and the Collateral Borrowing Base, all upon the terms and conditions herein set forth, and upon Borrowers granting in favor of the Bank a continuing and continuous, first priority mortgage lien, pledge of and security interest in not less than 80% of Borrowers’ producing oil, gas and other leasehold and mineral interests in the State of North Dakota, along with certain contract rights, all as more particularly described and defined in the Security Instruments (as hereinafter defined), as collateral and security for all Indebtedness;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
When used herein, the following terms shall have the following meanings:
“Additional Costs” shall have the meaning given in Section 2.19(c).
“Affected Loans” shall have the meaning given in Section 2.11.
“Affiliate” shall mean any Person which, directly or indirectly, controls, or is controlled by, or is under common control with, another Person and any partner, officer or employee of any such Persons.  For purposes of this definition, “control” shall mean the power, directly or indirectly, to direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.
“Agreement” shall mean this Revolver Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Applicable Margin” shall mean the Applicable Margin for LIBOR Rate Loans and Base Rate Loans, respectively, set forth at the appropriate intersection in the interest rate Pricing Grid shown below, based on the Borrowing Base Utilization as in effect from time to time:
	Borrowing Base Utilization	APPLICABLE MARGIN
Level		LIBOR Rate	BASE RATE
One	Less than 25%	Plus 250 basis points	Plus 0 basis points
Two	Equal to or greater than 25% but less than 50%	Plus 285 basis points	Plus 33 basis points
Three	Equal to or greater than 50% but less than 75%	Plus 320 basis points	Plus 67 basis points
Four	Greater than or equal to 75%	Plus 350 basis points	Plus 100 basis points

Each change in the Applicable Margin resulting from a change in the Borrowing Base Utilization shall take effect on the day such change in the Borrowing Base Utilization occurs.
“Bankruptcy Event” shall mean, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or Governmental Authority having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged and unbonded for a period of 60 consecutive days; or (iii) such Person shall commence a voluntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to pay or shall fail to pay, or shall admit in writing its inability to pay, its debts generally as they become due.
“Base Rate” shall mean the prime rate of interest published by the Wall Street Journal, Southwest Edition, in its Money Rates columns as the prime rate or base rate on corporate loans at large U.S. money center commercial banks or a similar rate if such rate ceases to be published.  If the prime rate is no longer announced or established for any reason, the Bank may select as the alternate rate such other announced and established prime or base rate for corporate loans of the New York, New York money center bank that Bank deems in its sole discretion to be most comparable to the no longer announced or established rate.

“Base Rate Margin” shall mean the Applicable Margin for Base Rate Loans specified on the Pricing Grid.
“Base Rate Loans” shall mean Loans and loan advances that accrue interest at the Base Rate.
“Borrowing Base Utilization” shall mean (i) the sum of (a) the outstanding principal amount of Revolver Note plus (b) the aggregate face amount of all undrawn and uncancelled and unexpired Letters of Credit, plus (c) the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed, divided by (ii) the Collateral Borrowing Base (as described and calculated in accordance with the provisions of Article IV hereof).
“Business Day” shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma are closed to business generally.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, together with all regulations and rulings promulgated with respect thereto.
“Closing Date” shall mean the effective date of this Agreement.
“Collateral” shall have the meaning assigned to that term in Article III of this Agreement.
“Collateral Borrowing Base” shall have the meaning assigned to the term in Section 4.2 of this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U S. C. Section 61 et. seq.), as amended from time to time, and any successor statute.
“Current Ratio” shall mean as of any fiscal quarter end determination date, the quotient of current assets (including any availability to Borrowers under the Revolver Commitment) divided by current liabilities (excluding any current maturities owed to the Bank and excluding liability associated with Swap Obligations and Hedge Agreements/Hedge Transactions not then due and payable, payables due for capital expenditures, and any current portion of asset retirement obligations).

“Default Rate” shall mean the then applicable contractual rate of interest on the Revolver Note plus four additional percentage points (4.00%) per annum.

“Deficiency” shall have the meaning given in Section 4.2.

“EBITDAX”  shall mean for any period, the sum of a Person’s net income for the period minus any non-recurring gains (losses) from the sale of assets, plus the following charges to the extent deducted from net income in such period: interest, income taxes (including franchise taxes calculated with respect to income), depreciation, depletion and amortization, and any other non-cash charges and non-cash revenues plus intangible drilling costs and lease impairment expenses and write downs from impairment of oil and gas properties) and after eliminating extraordinary items.  In addition, for any applicable period during which an acquisition or disposition permitted by this Agreement is consummated, EBITDAX shall be determined on a pro forma basis (with such calculation to be acceptable to, and approved by, the Bank) as if such acquisition or disposition were consummated on the first day of such applicable period.

“Environmental Laws” shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including without limitation CERCLA, SARA, RCRA, HSWA, OPA, HMTA, TSCA and other Laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.
“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” shall mean the Federal Employee Retirement Income Security Act of 1974, as amended, together with all regulations and rulings promulgated with respect thereto.
“Event of Default” shall mean any of the events specified in Section 8.1 of this Agreement, and “Default” shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an Event of Default.
“Excluded Swap Obligation” (a) with respect to any guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such guarantor of, or the grant by such guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and (b) with respect to any Borrower, any Swap Obligation of another loan party if, and to the extent that, all or a portion of the joint and several liability of such Borrower with respect to, or the grant of such Borrower of a security interest to secure, as applicable, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such guarantor’s (in the case of (a)) or Borrower’ (in the case of (b)) failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of such guarantor, joint and several liability of such Borrower, or grant of such security interest by such guarantor or Borrower, as applicable, becomes or would become effective with respect to such

Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such guarantee or security interest or joint and several liability, as applicable, is or becomes illegal.
“Funded Debt” shall mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all purchase money Indebtedness (including Indebtedness in respect of conditional sale or title retention arrangements and obligations in respect of the deferred purchase price of property or services) of such Person, including the principal portion of all obligations of such Person under capital leases, (iv) all contingent debt of such Person with respect to Funded Debt of another Person, (v) all Funded Debt of another Person secured by a Lien on any property of such Person, whether or not such Funded Debt has been assumed, and (vi) the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt.
“GAAP” shall mean generally accepted accounting princi-ples applied on a consistent basis in all material respects to those applied in the preceding period.  Unless otherwise indicat-ed herein, all accounting terms will be defined according to GAAP.
“Governmental Authority” shall include the country, the state, county, city and political subdivisions in which any Person or such Person’s property is located or which exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s property.  Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Borrowers or any subsidiary, or any of their property or the Bank.
“Governmental Requirement” shall mean any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“GP” shall mean Energy 11 GP, LLC, a Delaware limited liability company, the general partner of ELP.
“Guarantee Obligation” as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. For the avoidance of doubt, for purposes of determining any Guarantee Obligations of any guarantor pursuant to the Security Documents, the definition of “Specified Swap Agreement” shall not create any guarantee by any guarantor of (or grant of security interest by any guarantor to support, if applicable) any Excluded Swap Obligation of such guarantor.
“HMTA” shall mean the Hazardous Materials Transportation Act, as amended, together with all regulations and rulings promulgated with respect thereto.
“HSWA” shall mean the Hazardous and Solid Waste Amendments of 1984, as amended, together with all regulations and rulings promulgated with respect thereto.
“Hedge Agreement” means any interest rate or commodity Swap, cap or collar agreements, interest rate and/or oil and gas future or option contracts, currency Swap agreements, currency future or option contracts and rate or commodity Risk Management Agreements or other similar Risk Management Agreements, and includes without limitation any ISDA Agreement and related schedules and documents entered into with any Swap Counterparty from time to time and as governed by the Intercreditor Agreement.  “Prohibited Hedge Transactions” shall mean the obligations by Borrowers (or either of them) or any of their respective Subsidiaries entering into (i) both physical and financial hedging transactions effective at concurrent or overlapping periods of time on the same volumes of production or (ii) hedging transactions for more than eighty (80%) of such Borrower’s aggregate monthly production.
“Hedge Transaction” means a transaction pursuant to which Borrowers (or either of them) or any of their respective Subsidiaries hedge the price to be received by them for future production of Borrowers’ (respective) hydrocarbons, including price Swaps under which such Borrower or any of its Subsidiaries agrees to pay a price for a specified amount of hydrocarbons determined by reference to a recognized market on a specified future date and the contracting party agrees to pay such Borrower or any Subsidiaries thereof a fixed price for the same or similar amount of hydrocarbons.
“hereby”, “herein”, “hereof”, “hereunder” and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.
“Highest Lawful Rate” shall mean, with respect to the Bank, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Revolver Note or on any other Indebtedness under laws applicable to the Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
“Hydrocarbons” shall have the meaning assigned to that term in the Mortgage.
“Indebtedness” shall mean and include any and all: (i) indebtedness, obligations and liabilities of Borrowers to the Bank incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement, or any of the other Loan Documents, and any replacements, amendments, extensions, renewals, substitutions, amendments and increases in amount thereof, including all future advances and all such amounts as may be evidenced by the Revolver Note and all lawful interest, late charges, service fees,  commitment fees, fees in lieu of balances, letter of credit fees and other charges, and all reasonable costs and expenses incurred in connection with the preparation, filing and recording of the Loan Documents, including attorneys’ fees and legal expenses; (ii) any and all derivative products obligations, direct, contingent or otherwise, whether now existing or hereafter arising, of Borrowers to the Bank arising under or in connection with any Hedge Agreements or other Risk Management Agreements; (iii) all reasonable costs and expenses paid or incurred by the Bank, including attorneys’ fees, in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness, including interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (iv) all sums expended by the Bank in curing any Event of Default or Default of Borrowers under the terms of this Agreement the other Loan Documents or any other writing evidencing or securing the payment of the Revolver Note together with interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate, (v) any overdraft, return items or other similar or comparable ACH (automated clearing house) obligations and other treasury management obligations now or hereafter owing by Borrowers to the Bank, and (vi) any indemnity obligations of Borrowers to the Bank; provided, however, that the definition of “Indebtedness” shall not create any Guarantee Obligations by any Subsidiary guarantor of (or grant of security interest by any such Subsidiary guarantor, if any, to support, as applicable) any Excluded Swap Obligations of such Subsidiary guarantor, if any, for purposes of determining any obligations of any such Subsidiary guarantor.
“Interest Period” shall mean, with respect to any LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is made and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as Borrowers may select as provided herein, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing:  (i) no Interest Period may end after the applicable final maturity date; (ii) no Interest Period for any LIBOR Rate Loan may end after the scheduled due date of any installment, if any, to the extent that such LIBOR Rate Loan would need to be prepaid prior to the end of such Interest Period in order for such installment to be paid when due; (iii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day);

and (iv) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Rate Loans would otherwise be for a shorter period, such Loans shall not be available hereunder.Available Interest Periods under this Agreement shall be one (1) month, two (2) months or three (3) months only.

“ISDA Agreement” means any International Swap Dealers Association agreement, as amended, modified, replaced or supplemented from time to time, together with schedules, exhibits, confirmations, addenda and annexes attached thereto from time to time, entered into between or among any of Borrowers and a Swap Counterparty, to govern each Hedge Agreement with such Swap Counterparty.

“Laws” shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.
“Letters of Credit” shall mean any and all letters of credit issued by Bank pursuant to the request of Borrowers in accordance with the provisions of Sections 2.1 and 2.5 hereof which at any time remain outstanding and subject to draw by the beneficiary, whether in whole or in part.

“Letter of Credit Exposure” means, at any date, the sum of (a) the aggregate face amount of all drafts that may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding, plus (b) the aggregate face amount of all drafts that the Letter of Credit Issuer has previously accepted under Letters of Credit but has not paid or reflected as advances against the Revolver Note.

“Letter of Credit Issuer” means, for any Letter of Credit issued hereunder, the Bank, or in the event Bank does not for any reason issue a requested Letter of Credit, an Affiliate thereof or another financial institution designated by Bank to issue such Letter of Credit.
“Leverage Ratio” means the quotient of Borrowers’ (i) total Funded Debt divided by (ii) EBITDAX, calculated quarterly on an annualized basis.

“LIBOR” shall mean, for each Interest Period for any LIBOR borrowing, the rate (expressed to the fifth decimal) per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) equal to (i) rate of interest which is identified and published in the Bonds, Rates and Yields section of the “Money Rates” column of The Wall Street Journal (Southwest Edition) (the “WSJ”) under the heading “London Interbank Offered Rate” for loans of one (1) month maturity, two (2) month maturity, or three (3) month maturity, as applicable; provided, however, if LIBOR determined as provided above shall be less than zero, LIBOR shall be deemed to be zero for the purposes of this Agreement with respect to any outstanding Loan that is not subject to a Swap Agreement with the Bank or its Affiliates (and with respect to an outstanding Loan that is so subject to a Swap Agreement with the Bank or its Affiliates, the interest rate will nonetheless be subject to the Swap Agreement if LIBOR determined as provided above shall be less than zero).  If such WSJ shall not be available or WSJ does not report the LIBOR in United States Dollars or Bank determines in good faith that the rate so reported no longer accurately reflects the rate available to the Bank in the London Interbank market or if such index no longer accurately reflects the rate available to the Bank in the London Interbank market, any successor or similar service as may be selected in good faith by the Bank with Borrowers’ consent, which such consent will not be unreasonably withheld, delayed or conditioned.  Each determination by the Bank of LIBOR shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.
“LIBOR Margin” shall mean the Applicable Margin for LIBOR Rate Loans specified on the Pricing Grid.
“LIBOR Rate” shall mean, with respect to any LIBOR Rate Loan, a rate (expressed to the fifth decimal) per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Bank to be equal to the quotient of (i) LIBOR for such Loan for the Interest Period for such Loan divided by (ii) one (1) minus the Reserve Requirement, if any, for such Loan for such Interest Period, and any change in the LIBOR Rate shall be effective on the effective date of any continuation thereof or conversion thereto in accordance with this Agreement.
“LIBOR Rate Loans” shall mean Loans, the interest rates on which are determined on the basis of rates referred to in the definition of “LIBOR Rate”.

“Lien” shall mean any mortgage, pledge, security interest, assignment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).
“Loan Documents” shall mean this Agreement, the Revolver Note, any Intercreditor Agreement, the Security Instruments (including without limitation, the Mortgage), the hedge proceeds letter, and all other documents, instruments and certificates executed and delivered to the Bank by Borrowers (or either of them) pursuant to the terms of this Agreement.
“Loans” shall mean any Revolver Loan and any amounts drawn or obligations and liabilities under or arising pursuant to any ISDA Agreement governing Hedge Transactions or other derivative transactions entered into by any Loan Party with the Hedge Counterparty as counterparty.
“Material Adverse Change” shall mean any material and adverse change to (i) the assets, financial condition, business condition, operations or properties of a Borrower, and any future Subsidiaries thereof taken as a whole different from the facts represented or warranted herein or any of the other Loan Documents, (ii) the ability of Borrowers to meet their respective obligations and their other respective material obligations under the Loan Documents on a timely basis, or (iii) the enforceability of the material terms of any of the Loan Documents.
“Mortgage” shall have the meaning assigned to that term in Section 3.1 of this Agreement, including without limitation, any amendments thereto or supplements thereof.
“Mortgaged Property” shall mean the property covered by the Mortgage defined in Section 4.1(b) of this Agreement.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, together with all regulations and rulings promulgated with respect thereto.
“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.
“Polluting Substances” shall mean all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in CERCLA/SARA, RCRA/HSWA and in the HMTA; provided, in the event either CERCLA/SARA, RCRA/HSWA or HMTA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent that the Laws of any State or other Tribunal establish a meaning for “hazardous substance”, “hazardous waste,” “hazardous material,” “solid waste” or “toxic substance” which is broader than that specified in CERCLA/SARA, RCRA/HSWA, or HMTA, such broader meaning shall apply.
“Pricing Grid” shall mean the Borrowing Base Utilization grid included within the definition of Applicable Margin.

“Proven Reserves” has the meaning ascribed thereto in Section 4.1(c) of this Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, Borrowers and any guarantor that is not an individual or a natural person and that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, as amended, together with all regulations and rulings promulgated with respect thereto.
“Regulatory Change” shall mean, with respect to the Bank, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders (including the Bank) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.
“Reserve Requirement” shall mean, for any Interest Period for any LIBOR Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System (or any successor thereto) in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in

Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which LIBOR is to be determined as provided in the definition of “LIBOR” or (ii) any category of extensions of credit or other assets which include a LIBOR Rate Loan.
“Revolver Commitment” shall mean the Bank’s obligation to make the Revolver Loans pursuant to the terms, provisions and conditions of this Agreement.
“Revolver Commitment Amount” shall be the maximum outstanding principal amount plus Letter of Credit Exposures the Bank agrees from time to time to make available under the Revolver Commitment (initially stipulated to be equal to $20,000,000.00).
“Revolver Final Maturity Date” shall mean the date certain two (2) years following the Closing Date, unless otherwise extended or renewed in writing by the mutual agreement of Borrowers and the Bank.
“Revolver Loans” shall have the meaning ascribed to it in Section 2.1 of this Agreement.
“Revolver Note” shall have the meaning ascribed thereto in the Preamble of this Agreement, as more fully described and defined in Section 2.2 of this Agreement, together with each and every extension, renewal, modification, replacement, substitution, rearrangement, consolidation and change in form of any thereof which may be from time to time and for any term or terms effected.
“Risk Management Agreements” shall mean any commodity, interest rate or currency Swap, rate cap, rate floor, rate collar, forward agreement or other exchange, price or rate protection ISDA, Hedge Agreement or similar derivative agreements or any option with respect to any such derivative or hedging transaction.
“SARA” shall mean the Superfund Amendments and Re-authorization Act of 1987, as amended, together with all regulations and rulings promulgated with respect thereto.
“Security Instruments” shall mean the Mortgage and all other financing statements, security agreements, assignments, pledges, documents or writings and any and all amendments and supplements thereto, granting, conveying, assigning, transferring or in any manner providing the Bank with a security interest in any property as security for the repayment of all or any part of the Indebtedness.
“Subsidiaries” means, with respect to Borrowers at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Borrowers in Borrowers’ financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Borrowers, or (b) that is, as of such date, otherwise controlled, by Borrowers or one or more subsidiaries of Borrowers.

“Swap Counterparty” shall mean BP Energy Company, or such other hedge provider, if any, acceptable to the Bank and Borrowers, or their respective successors or permitted assigns, in each case, party to an Intercreditor Agreement, if any.
“Swap Agreement” shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps, commodity swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.  For the purposes of this Agreement, the amount of the obligations under any Swap Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap Agreement had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.
“Swaps” shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.  For the purposes of this Agreement, the amount of the obligations under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.
“Swap Obligations” means, with respect to any future guarantor, if any, any obligations to pay or perform under any agreement, contract or transaction that constitutes a “Swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.
“Tribunal” shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.
“TSCA” shall mean the Toxic Substances Control Act, as amended, together with all regulations and rulings promulgated with respect thereto.
Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Bank hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements of Borrowers herein.

ARTICLE II
REVOLVER LOANS
2.1 Revolver Commitment.  Bank agrees, upon the terms and subject to the conditions hereinafter set forth, to make revolving loan advances (the “Revolver Loans”) to Borrowers from the Closing Date until the Revolver Final Maturity Date, or until such later date as Bank shall have extended its Revolver Commitment in writing unless the Revolver Commitment shall be sooner terminated pursuant to the provisions of this Agreement, in such amounts as may from time to time be requested by Borrowers for the payoff of existing indebtedness, acquisition of oil and natural gas reserves, the development of oil and natural gas reserves, general working capital and capital expenditures, and the issuance of standby letters of credit.  Borrowers will utilize a portion of the initial Revolver Loan advance to pay the existing seller carry note they owe in the approximate amount of $7,000,000.00.  In no event shall the aggregate unpaid principal amount of the Revolver Loans advanced, outstanding and unpaid at any time under the Revolver Note plus the amount of the requested Revolver Loan advance plus the amount of Letter of Credit Exposure at any time exceed the lesser of (i) the Collateral Borrowing Base (as calculated in accordance with the provisions of Article IV of this Agreement) or (ii) the Revolver Commitment Amount, notwithstanding the face principal amount of the Revolver Note from time to time.
2.2 Revolver Note.  On the Closing Date, Borrowers shall execute and deliver to the order of the Bank its joint and several promissory note instrument in the stated face principal amount of $75,000,000.00 (the “Revolver Note”).  The Revolver Note shall be dated as of the Closing Date.  The Revolver Note shall be payable as set forth therein.  Notwithstanding the stated face principal amount of the Revolver Note from time to time, in no event shall Borrowers request nor shall the Bank be obligated to make any Revolver Loan advance that causes or results in the aggregate outstanding principal amount of the Revolver Note plus Letters of Credit Exposure to exceed the lesser of the then applicable Revolver Commitment Amount or the Collateral Borrowing Base then in effect.  All payments and prepayments shall be made in lawful money of the United States of America in immediately available funds.  Any payments or prepayments on the Revolver Note received by the Bank after 2:00 o’clock p.m. (applicable current time in Oklahoma City, Oklahoma) shall be deemed to have been made on the next succeeding Business Day.  Any voluntary prepayment may be without any penalty or premium and shall, unless Borrowers direct otherwise in writing and no payment is then due and owing, be applied first to accrued but unpaid interest then to the principal.  All outstanding principal of and accrued interest on the Revolver Note not previously paid hereunder shall be due and payable at the Revolver Final Maturity Date, unless such maturity shall be extended by the Bank in writing or accelerated pursuant to the terms hereof.
2.3 Interest.  Borrowers shall pay interest to the Bank as follows:

(a) Interest Rates.  Borrowers will pay to the Bank interest on the unpaid principal amount of each Loan made by the Bank for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:
(i) if such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin for Base Rate Loans; and
(ii) if such a Loan is a LIBOR Rate Loan, for each Interest Period relating thereto, the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans.
Interest shall be calculated on the basis of a year of 360 days, but assessed for the actual number of days elapsed in each accrual period.

 (b) Post-Default Rate.  Notwithstanding the foregoing, Borrowers will pay to the Bank interest at the Default Rate on any principal of any Loan made by the Bank, and (to the fullest extent permitted by law) on any other amount payable by Borrowers hereunder, under any Loan Document or under the Revolver Note held by the Bank to or for account of the Bank, but in each case only for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived.  After maturity (whether by acceleration or otherwise), the Revolver Note shall bear interest at a per annum rate equal from day to day to the Default Rate payable on demand, unless there has been no default in Borrowers’ payment obligations (other than Borrowers’ failure to pay all unpaid principal and all accrued but unpaid interest due and payable at the Revolver Final Maturity Date) and Borrowers and Bank are negotiating a renewal or extension of the Revolver Note, in which circumstance the non-Default Rate specified herein shall continue to apply, but only until the Bank deems negotiations complete, in its sole discretion and provides written notice thereof to Borrowers.
(c) Due Dates.  Accrued interest on (i) Base Rate Loans, if any, shall be payable monthly on the last day of every month commencing on November 30, 2017, and (ii) LIBOR Rate Loans shall be payable at the end of the applicable Interest Period selected therefor but in no event less frequently than the last day of every third (3rd) month (90 days), except that interest payable at Default Rate shall be payable from time to time on demand and interest on any LIBOR Rate Loan that is converted into an Base Rate Loan shall be payable on the date of conversion (but only to the extent so converted).  Any accrued and unpaid interest on the Loans shall also be paid on (i) the date of any prepayment thereof, and (ii) the Revolver Final Maturity Date.
(d) Determination of Rates.  Promptly after the determination of any interest rate provided for herein or any change therein, the Bank shall notify Borrowers thereof.  Each determination by the Bank of an interest rate on the Revolver Note or fee hereunder in accordance with the Pricing Grid shall, except in cases of manifest error, be final, conclusive and binding on the parties.

2.4 Non-Use Fee.  Borrowers jointly and severally agree to pay to the Bank a non-use fee, which shall accrue fifty basis points (0.50%) per annum on the daily unused amount of the Revolver Commitment Amount during the period from and including the Closing Date to but excluding the date on which such Revolver Commitment terminates.  For purposes of this paragraph, the Bank’s outstanding Revolver Loans and Letters of Credit shall be considered usage of its Revolver Commitment.  Non-use fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date and shall be payable on the date which the Revolver Commitment terminates.  All non-use fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
2.5 Letters of Credit.  Upon Borrowers’ application from time to time by use of the Bank’s standard form Letter of Credit Application Agreement and subject to the terms and provisions therein and herein set forth, the Bank agrees to issue standby letters of credit on behalf of Borrowers under the Revolver Commitment, provided that (i) no letters of credit will be issued on behalf of or on the account of Borrowers with an expiry (expiration) date later than the Revolver Final Maturity Date, except only for letters of credit with one year maturities that contain automatic renewal language approved by the Bank, and (ii) no letter of credit will be issued on behalf of or for the account of Borrowers (y) if at the time of issuance the sum of the outstanding amount of all Revolver Loans under the Revolver Commitment as evidenced by the Revolver Note plus the unfunded amount of issued but unexpired Letters of Credit together with the face amount of the requested Letter of Credit would exceed the then applicable Revolver Commitment Amount or (z) if the sum of the outstanding amount of all Revolver Loans under the Revolver Commitment plus the unfunded amount of issued but unexpired Letters of Credit issued under the Revolver Commitment together with the face amount of the requested Letter of Credit would exceed the Collateral Borrowing Base then in effect.  If any letter of credit is drawn upon at any time, each amount drawn, whether a full or partial draw thereon, shall be reflected by the Bank as an advance on the Revolver Note effective as of the date of the Bank’s honoring the sight draft.  If any letter of credit or letters of credit remain outstanding on the Revolver Final Maturity Date, the Bank, at its option, may make a Revolver Loan advance under the Revolver Commitment in an amount equal to the aggregate face amount of such letter(s) of credit to purchase a certificate of deposit to be held by the Bank as additional security for the Indebtedness.  In consideration of the Bank’s agreement to issue standby letters of credit hereunder, Borrowers agree to pay to the Bank letter of credit issuance fees equal to the greater of (i) two hundred basis points (2.00%) per annum on the face amount of each letter of credit or (ii) $1,000.00 per each such Letter of Credit, together with the Bank’s standard letter of credit processing/renewal/amendment fees, which such fee shall be due and payable at the time of issuance of each applicable letter of credit.
2.6 Termination of any Hedge Agreement. If and to the extent any Hedge Agreement or similar price protection or derivative product (interest rate or commodity risk management device, protection agreement or otherwise) of Borrowers is used in calculation of the Collateral Borrowing Base, any such Hedge Agreement issued cannot be cancelled, liquidated or “unwound” thereby without the prior written consent of the Bank.

2.7 LIBOR Provisions.  The following special provisions relate to LIBOR Rate Loans and, as applicable, to Base Rate Loans:
(a) Limitation on Types of Loans.  Subject to the other terms and provisions of this Agreement, all Loans hereunder shall be Base Rate Loans or LIBOR Rate Loans; provided that, without the prior written consent of the Bank, no more than six (6) LIBOR Rate Loan tranches may be outstanding at any time.
(b) Borrowings, Continuations and Conversions.
(i) Borrowings.  Borrowers shall give the Bank advance notice as hereinafter provided of each borrowing hereunder, which shall specify (i) the aggregate amount of such borrowing, (ii) the date (which shall be a Business Day) of the Loans to be borrowed, (iii) whether the borrowing is a Base Rate Loan or a LIBOR Rate Loan, and (iv) the duration of the Interest Period for each LIBOR Rate Loan.
(ii) Minimum Amounts.  Base Rate Loan borrowings shall have no limitation on the minimum amount thereof; however, all LIBOR Rate Loans shall be in amounts of at least $500,000.00 or any whole multiple of $100,000.00 in excess thereof.
(iii) Notices.  All borrowings and conversions shall require advance written notice to the Bank in the form of Exhibit A via facsimile or otherwise (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from Borrowers to be received by the Bank not later than (i) 11:00 a.m. Oklahoma City, Oklahoma time two (2) Business Days prior to the date of each LIBOR Rate Loan borrowing, continuation or conversion, and (ii) 1:00 p.m. Oklahoma City, Oklahoma time one (1) Business Day prior to the date of each Base Rate Loan borrowing.
(iv) Continuation Options.  Subject to the provisions made in this Section 2.6(b)(iv), Borrowers may elect to continue all or any part of any LIBOR Rate Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.6(b)(iii) to the Bank of such election, specifying the amount of such Loan to be continued and the Interest Period so designated.  In the absence of such a timely and proper election, Borrowers shall be deemed to have elected to continue the then expiring Interest Period (i.e., the same Interest Period designated or otherwise in effect during the immediately preceding LIBOR Rate Loan tranche expiring).  All or any part of any LIBOR Rate Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in amounts of at least $500,000.00 or any whole multiple of $100,000.00 in excess thereof and (ii) no Event of Default shall have occurred and be continuing.  If an Event of Default shall have occurred and be continuing, each LIBOR Rate Loan shall be converted to an Base Rate Loan on the last day of the Interest Period applicable thereto.

(v) Conversion.  Subject to the provisions made in this Section 2.6(b)(v), Borrowers may elect to convert all or any part of any Base Rate Loan at any time and from time to time to a LIBOR Rate Loan by giving advance notice as provided in Section 2.6(b)(iii) above to the Bank of such election.  All or any part of any outstanding Loan may be converted as provided herein, provided that (i) any conversion of any permitted Base Rate Loan into a LIBOR Rate Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $500,000.00 or any whole multiple of $100,000.00 in excess thereof and (ii) no Default shall have occurred and be continuing.  If an Event of Default shall have occurred and be continuing, no permitted Base Rate Loan may be converted into a LIBOR Rate Loan.
(vi) Advances.  Subject to Borrowers’ timely notice of borrowing pursuant to Section 2.6(b)(iii) above, not later than 2:00 o’clock p.m., Oklahoma City, Oklahoma time, on the appropriate date for the Loan, and the absence of any Default or Deficiency, the Bank shall make available to Borrowers the amount of the Loan to be made by it on such date, to a deposit account as directed by Borrowers.
2.8 Conclusions.  Determinations and allocations by the Bank for purposes of Section 2.9 through 2.13, inclusive, shall be conclusive except in cases of manifest error, provided that such determinations and allocations are made on a reasonable basis.
2.9 Limitation on LIBOR Loans.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate for any designated Interest Period for a LIBOR Rate Loan request the Bank reasonably determines in good faith that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Rate Loans as provided herein, then the Bank shall give Borrowers prompt written notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to make additional or other LIBOR Rate Loans.
2.10 Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Bank to honor its obligation to make or maintain LIBOR Rate Loans hereunder, then the Bank shall promptly notify Borrowers thereof and the Bank’s obligation to make LIBOR Rate Loans shall be suspended until such time as the Bank may again make and maintain LIBOR Rate Loans (in which case the provisions of Section 2.11 shall be applicable).
2.11 Base Rate Loans Pursuant to Sections 2.9 and 2.10.  If the obligation of the Bank to make LIBOR Rate Loans shall be suspended pursuant to Section 2.9 or 2.10 (“Affected Loans”), all Affected Loans which would otherwise be made by the Bank shall be made instead as Base Rate Loans (and, if an event referred to in Section 2.10 has occurred and the Bank so requests by notice to Borrowers, all Affected Loans of the Bank then outstanding shall be automatically converted into Base Rate Loans on the date specified by the Bank in such notice) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to the Bank’s Affected Loans shall be applied instead to its Base Rate Loans, if any.
2.12 Compensation.  Borrowers shall pay to the Bank within thirty (30) days of receipt of written request of the Bank (which request shall set forth, in reasonable detail, the basis for requesting such amounts and which shall be conclusive and binding for all purposes provided that such determinations are made on a reasonable basis, except in cases of manifest error), such amount or amounts as shall reimburse the Bank for any actual out of pocket loss, cost, expense or liability which the Bank determines are attributable to:
(a) any payment, prepayment or conversion of a LIBOR Rate Loan properly made by the Bank or Borrowers for any reason (including, without limitation, the acceleration of the Loans pursuant to Article VIII) on a date other than the last day of the Interest Period for such Loan; or
(b) any failure by Borrowers for any reason (including but not limited to, the failure of any of the conditions precedent specified in Article IV to be satisfied) to borrow, continue or convert a LIBOR Rate Loan from the Bank on the date for such borrowing or conversion specified in the relevant notice given pursuant to Section 2.7(b)(iii).
Without limiting the effect of this Section 2.12, such breakage and other similar compensation shall include the Bank’s standard breakage administration fee.  Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Revolver Loan (or, in the case of a failure to borrow, the Interest Period for such Revolver Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Revolver Loan provided for herein over (ii) the interest component of the amount Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by Bank).
2.13 Collateral Borrowing Base.  Borrowers will not request, nor will they accept, the proceeds of any Revolver Loan or advance under the Revolver Note at any time when the amount thereof, together with the sum of the outstanding and unpaid principal amount of the Revolver Note plus the Letter of Credit Exposure exceeds the Collateral Borrowing Base.  As used in this Agreement, the term “Collateral Borrowing Base” shall mean the Collateral Borrowing Base as determined in accordance with the provisions of Article IV of this Agreement.
2.14 Variance from Collateral Borrowing Base. Any Revolver Loan advance shall be conclusively presumed to have been made to Borrowers by Bank under the terms and provisions hereof and shall be secured by all of the Collateral and security described or referred to herein or in the Mortgage, whether or not such loan conforms in all respects to the terms and provisions hereof.  If Bank should (for the convenience of Borrowers or for any other reason) make loans or advances which would cause the unpaid principal amount of the Revolver Note plus outstanding and unfunded Letters of Credit to exceed the amount of the applicable Collateral Borrowing Base, no such variance, change or departure shall prevent any such loan or loans from being secured by the Collateral and the security created or intended to be created herein or in the Security Instruments.  The Collateral Borrowing Base shall not in any manner limit the extent or scope of the Collateral and security granted for the repayment of the Revolver Note (or any other Indebtedness) or limit the amount of indebtedness under the Revolver Note (or any other Indebtedness) to be secured.

2.15 Late Fee.  Any principal or interest due under this Agreement, the Revolver Note, or any other Loan Document which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest.  Borrowers agree to pay and stipulates that five percent (5.00%) of the total payment due in a reasonable amount for a late payment charge.  Borrowers shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified, and in immediately available funds, US Dollars.

2.16 Authorization for Direct Payments (ACH Debits).  To effectuate any payment due under the Agreement, the Revolver Note or any other Loan Document, Borrowers hereby authorize the Bank to initiate debit entries to their operating account at the Bank and to debit the same to such account.  This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it.  Borrowers represent that Borrowers are and will be, respectively, the owners of all funds in such account.  Borrowers acknowledge: (1) that such debit entries may cause an overdraft of such account which may result in the Bank’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

2.17 Loan Origination Fees. Borrowers shall pay to the Bank on the Closing Date, as a non-refundable and fully earned loan facility origination fee for the initial Revolver Commitment Amount in an amount equal to 30 basis points (0.30%) thereon (initially $60,000.00), thereafter a fully earned and non-refundable loan facility origination fee equal to 30 basis points (0.30%) on any excess of the Revolver Commitment Amount made available hereunder above the initial Revolver Commitment Amount ($20,000,000.00), all in immediately available funds concurrent with the closing of such increase(s).
2.18 Payment of Fees.  All fees payable under Sections 2.4, 2.5, 2.15, and 2.17 above shall be paid on the dates due, in immediately available funds, US Dollars, to the Bank and shall be fully earned and non refundable under any circumstances.
2.19 Capital Adequacy and Additional Costs.
(a) Bank Costs.  Borrowers shall pay directly to Bank from time to time on request such amounts as Bank may determine to be necessary to compensate Bank or its parent or holding company for any costs which it determines are attributable to the maintenance by the Bank or its parent or holding company, pursuant to any Governmental Requirement, of capital in respect of its Revolver Commitment or making, funding or maintaining any Revolver Loans or Letters of Credit (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of Bank or its parent or holding company to a level below that which the Bank or its parent or holding company could have achieved but for such Governmental Requirement).  Bank will notify Borrowers that it is entitled to compensation pursuant to this Section 2.19(a) as promptly as practicable after it determines to request such compensation.
(b) Conclusions.  Determinations and allocations by Bank for purposes of this Section 2.19 shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.
(c) LIBOR Regulations.  Borrowers shall pay directly to Bank from time to time such amounts as Bank may determine to be necessary to compensate Bank for any costs which it determines are attributable to its making or maintaining of any LIBOR Rate Loans or issuing or participating in Letters of Credit hereunder or its obligation to make any LIBOR Rate Loans or issue or participate in any Letters of Credit hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any of such LIBOR Rate Loans, Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to Bank under this Agreement or any Revolver Note in respect of any of such LIBOR Rate Loans or Letters of Credit (other than taxes imposed on the overall net income of Bank for any of such LIBOR Rate Loans by the jurisdiction in which Bank  has its principal office); or (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Bank, or the Revolver Commitment or Loans of Bank or the LIBOR interbank market; or (iii) imposes any other condition affecting this Agreement or any Note (or any of such extensions of credit or liabilities) or Bank’s Revolver Commitment or Loans.  Bank will notify Borrowers of any event occurring after the Closing Date which will entitle Bank to compensation pursuant to this Section 2.19(c) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  If Bank requests compensation from Borrowers under this Section 2.19(c), Borrowers may, by notice to Bank, suspend the obligation of Bank to make additional Loans of the type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 2.11 shall be applicable).
(d) Regulatory Change.  Without limiting the effect of the provisions of Section 2.19(c), in the event that at any time (by reason of any Regulatory Change or any other circumstances arising after the Closing Date affecting (A) Bank, (B) the LIBOR interbank market or (C) Bank’s position in such market), the LIBOR-Rate, as determined in good faith by Bank, will not adequately and fairly reflect the cost to the Bank of funding its LIBOR Rate Loans, then, if the Bank so elects, by notice to Borrowers, the obligation of to make additional LIBOR Rate Loans shall be suspended until such Regulatory Change or other circumstances ceases to be in effect (in which case the provisions of Section 2.11 shall be applicable).
(e) Capital Adequacy.  Without limiting the effect of the foregoing provisions of this Section 2.19 (but without duplication), Borrowers shall pay directly to Bank from time to time on request such amounts as Bank may reasonably determine to be necessary to compensate Bank or its parent or holding company for any costs which it determines are attributable to the maintenance by the Bank or its parent or holding company, pursuant to any Governmental Requirement following any Regulatory Change, of capital in respect of its Revolver Commitment, its Revolver Note, or its Revolver Loans or any interest held by it in any Letter of Credit, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of Bank or its parent or holding company to a level below that which Bank or its parent or holding company could have achieved but for such Governmental Requirement.  Bank will notify Borrowers that it is entitled to compensation pursuant to this Section 2.19(e) as promptly as practicable after it determines to request such compensation.
(f) Compensation Procedure.  Bank notifying Borrowers of the incurrence of Additional Costs under this Section 2.19 shall in such notice to Borrowers set forth in reasonable detail the basis and amount of its request for compensation.  Determinations and allocations by the Bank for purposes of this Section 2.19 of the effect of any Regulatory Change pursuant to Section 2.19(c) or (d), or of the effect of capital maintained pursuant to Section 2.19(e), on its costs or rate of return of maintaining Revolver Loans or its obligation to make Revolver Loans or issue Letters of Credit, or on amounts receivable by it in respect of Revolver Loans or Letters of Credit, and of the amounts required to compensate the Bank under this Section 2.19, shall be conclusive and binding for all purposes, provided that such determinations and allocations are made on a reasonable basis.  Any request for additional compensation under this Section 2.19 shall be paid by Borrowers within thirty (30) days of the receipt by Borrowers of the notice described in this Section 2.19(f).
2.20 Proceeds of Sale of Mortgaged Property.  In the event any undivided interest in any of the Mortgaged Property is sold and causes a Collateral Borrowing Base Deficiency (as defined in Section 4.3 hereof), the sales proceeds of any such sale shall be applied initially to the outstanding principal balance of the Revolver Note, then to accrued interest under the Revolver Note; provided, however, no such sale shall occur except as permitted in Section 6.16 hereof or in the Mortgage or without the prior written consent of the Bank, not to be unreasonably withheld, conditioned or delayed.

ARTICLE III
SECURITY
3.1 Collateral.  The repayment of the Indebtedness shall be secured by the following (the items and types of collateral described herein and/or in the Security Instruments being collectively referred to as the “Collateral”) pursuant to: a first mortgage/deed of trust lien in and to the Mortgaged Property as more particularly described in one or more mortgages or deeds of trust dated as of the Closing Date (collectively, the “Mortgage”), which such Mortgage covers and encumbers not less than 80% of ELLC’s currently owned producing oil, gas and other leasehold and mineral interests, including without limitation, those situated in the State of North Dakota.  ELLCshall execute such financing statements, letters in lieu of production forms, assignments, notices and other documents and instruments as shall be necessary or appropriate to perfect the security interests thus created.  ELLChereby acknowledges that all of the Collateral is granted to the Bank as security for the repayment of all of the Indebtedness.  If the Revolver Note is paid in full or satisfied, but any portion of the Indebtedness remains unsatisfied, the Bank may retain its security interest in all of the Collateral until the remaining Indebtedness is paid in full, even if the value of the Collateral far exceeds the amount of Indebtedness outstanding.
3.2 Additional Properties. Bank shall have the right to a first mortgage lien position on any and all hereafter acquired or owned producing oil and/or gas well(s) or properties of whatever type of Borrowers that have been evaluated for purposes of determining the Collateral Borrowing Base, even though such well(s) or properties do not constitute Collateral or Proven Reserves as of the date of this Agreement, including, without limitation, all newly or hereafter acquired oil and/or gas wells or properties.  Such first mortgage lien in favor of Bank against any such future producing well shall comply with the provisions of Section 4.1 hereof.  In the event such additional first mortgage lien in favor of the Bank is granted, then from the date of the granting of such first mortgage lien, all of such additional properties will be deemed part and parcel of the Collateral constituting security for the repayment of the Indebtedness.
3.3 Cross Default and Cross-Collateralization.  It is the express intention and agreement of Borrowers and Bank that any and all existing and future obligations, liabilities and indebtedness now or hereafter owing by Borrowers to Bank (including the Revolver Note, and Letter of Credit Exposure and any Hedge Agreement) be and continuously remain cross-defaulted and cross-collateralized to the fullest extent permitted by applicable law with any and all other existing or future obligations, liabilities and indebtedness of Borrowers to Bank or of Borrowers to the Swap Counterparty.
3.4   Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other loan party to honor all of its obligations under guaranty instrument in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 3.4 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 3.4 or otherwise under this guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 3.4 shall remain in full force and effect until the termination of all Swap Obligations.  Each Qualified ECP Guarantor intends that this Section 3.4 constitute, and this Section 3.4 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other loan party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE IV
COLLATERAL BORROWING BASE

4.1 Semiannual Engineering Reports.

(a) Borrowers shall deliver to Bank at Borrowers’ cost by each August 1 (effective no earlier than July 1 of such year) and February 1 (effective no earlier than January 1 of such year), commencing February 1, 2018, a reserve report in form, scope, and substance acceptable to the Bank evaluating the proven producing oil and gas reserves attributable to ELLC’s aggregate interest in the Mortgaged Property (as defined in subsection (b) below), together with the expenses attributable thereto.  Borrowers may prepare the February reserve report internally, but the August reserve report must be prepared by a reputable independent petroleum engineer acceptable to the Bank.  The reserve reports shall be accompanied by such other information as shall be reasonably requested by Bank in order for it to make its independent determination of the Collateral Borrowing Base, and by a certificate of ELLC certifying that ELLC has good and defensible title to the Mortgaged Property valued and that payments are being received from purchasers of production with respect to said interests except for payments suspended for valid reasons.

(b) The term “Mortgaged Property” shall refer only to such properties covered by the Mortgage (or a supplemental mortgage or deed of trust, duly executed, acknowledged and delivered by ELLC to the Bank in form satisfactory to counsel for the Bank) and which properties are, at the time:

(i) Particularly and adequately described under the Mortgage or other supplemental mortgage or deed of trust;

(ii) Completed or developed (in the case of oil and gas leases) to the extent that value is being assigned to them by the Bank in connection with such evaluation and the Bank has determined that such properties are capable of producing oil and gas in commercial quantities; and

(iii) Approved as to title to the satisfaction of the Bank.
(c) ELLC agrees that the Bank shall be entitled at all times to have the “Mortgaged Property”, as encumbered by the Mortgage or supplemental mortgages or deeds of trust, constitute an aggregate value equal to a percentage (initially set at eighty percent (80%) but subject to adjustment by the Bank from time to time due to changes implemented in the Bank’s energy lending criteria and policies) of the aggregate value of ELLC’s Proven Reserves.  For the purpose of determining the Collateral Borrowing Base and compliance herewith, the term “Proven Reserves”, in addition to properties that qualify as “Mortgaged Property” pursuant to the criteria hereof, shall refer only to such other oil and gas mining, mineral and/or leasehold working interests of ELLC, if any, that satisfy the criteria of clauses (ii) and (iii) of subsection 4.1(b) above in all respects.

4.2 Redetermination of Collateral Borrowing Base.  At any time after thirty (30) days of the receipt of the required reserve reports, and in no event later than each August 31 and February 28 (commencing February 28, 2018) (each being a “Redetermination Date”) the Bank shall (i) make a good faith determination of the present worth using such pricing and discount factor (in no event shall the present worth be discounted by a factor less than nine percent (9.0%)) and advance rate as it deems appropriate pursuant to the Bank’s then applicable energy lending and engineering policies (consistently applied), procedures and pricing parameters, of the future net revenue estimated by the Bank to be received by Borrowers from not less than eighty percent (80%) of the oil and gas wells/properties so evaluated and attributable to ELLC, multiplied by a percentage then determined by the Bank in good faith to be appropriate on the basis of the Bank’s then applicable energy lending criteria, and (ii) promptly report in writing to ELLC such sum of the evaluation by the Bank of such evaluated oil and gas properties (the “Collateral Borrowing Base”).
In addition to the scheduled semi-annual Collateral Borrowing Base redeterminations, the Bank shall have the right to require additional Collateral Borrowing Base redeterminations at any time, but not more frequently than quarterly, including acquisitions or permitted sales of oil and gas leasehold producing properties included in the most recent Collateral Borrowing Base redetermination.  The initial Collateral Borrowing Base is stipulated to be $30,000,000.00 as of the Closing Date. The good faith determinations of the Bank in such respects shall be conclusive (except in the case of manifest error).  Determinations of the Collateral Borrowing Base shall initially be completed by the Bank on a 12 month roll forward basis; provided that, Bank may modify this approach from time to time consistent with its then applicable energy lending policies (consistently applied).

4.3 Collateral Borrowing Base Deficiency.  Should the sum of the (i) unpaid outstanding principal balance of the Revolver Note at any time prior to maturity plus all other Indebtedness be greater than the Collateral Borrowing Base in effect at such time (a “Deficiency”), Bank may notify Borrowers in writing of the deficiency.  Within fifteen (15) days from and after the date of any such deficiency notice Borrowers shall notify Bank in writing of its election to:

(a) Make a prepayment upon the Revolver Note in an amount sufficient to reduce the aggregate unpaid principal amount outstanding on the Revolver Note plus all other Indebtedness to an amount equal to or less than the amount of the Collateral Borrowing Base;

(b) Make mandatory equal monthly principal payments on the Revolver Note due on the next five (5) successive monthly payment due dates on the Revolver Note in an aggregate amount that will reduce the aggregate outstanding principal balance of the Revolver Note plus all other Indebtedness to the projected Collateral Borrowing Base as of the next immediate semi-annual redetermination thereof in accordance with the provisions of Section 4.2 hereof; or

(c) Execute and deliver to Bank one or more supplemental mortgages, deeds of trust, security agreements or pledges encumbering other properties or assets in form and substance satisfactory to Bank and its counsel as additional security for the Revolver Note (and all other Indebtedness) to the extent such properties are acceptable to Bank and of such value, as determined by Bank, that the aggregate principal balance of the Revolver Note plus all other Indebtedness will not exceed the Collateral Borrowing Base in conformance with Bank’s then applicable energy lending and engineering/evaluation policies and procedures.

If Borrowers shall have elected to make a prepayment on the Revolver Note under Section 4.3(a) or 4.3(b) hereof, such prepayment, or the first installment of such prepayment, shall be due within fifteen (15) days after Borrowers shall have notified Bank of such election, and the prepayment shall be applied as mandatory principal prepayments of the Revolver Note. If Borrowers shall have elected to make installment payments to eliminate the deficiency under Section 4.3(b) hereof, then, until such deficiency is extinguished, any principal amounts outstanding on the Revolver Note shall bear interest at the then applicable contract rate of interest accruing on the Revolver Note plus two hundred additional basis points (2.0%).  If Borrowers shall elect to execute and deliver one or more supplemental oil and gas mortgages and deeds of trust to Bank under Section 4.3(c) hereof, Borrowers shall provide Bank with descriptions of the additional properties to be mortgaged (together with any title due diligence data and information, current valuations and engineering reports applicable thereto which may be requested by Bank) at the time of ELLC’s notice of such election and shall execute, acknowledge and deliver to Bank the appropriate supplemental mortgages and deeds of trust in recordable form within ten (10) days after such collateral documents shall be tendered to Borrowers by Bank for execution, all in compliance with the provisions of clauses (i), (ii) and (iii) of subsection 4.1(b) above.  Borrowers may, subject to Bank’s prior written consent, utilize a combination of the approaches set forth in this Section 4.3 to address a Deficiency.
ARTICLE V
CONDITIONS PRECEDENT TO REVOLVER LOANS
5.1 Conditions Precedent to Revolver Loan.  The obligation of the Bank to establish the Revolver Commitment and to make Revolver Loan advances, including the initial Revolver Loan advance hereunder, and to issue Letters of Credit, are subject to the satisfaction of all of the following conditions on or prior to the Closing Date (in addition to the other terms and conditions set forth herein):
(a) No Default.  There shall exist no Default or Event of Default on the Closing Date.
(b) Representations and Warranties.  The representations, warranties and covenants set forth in Articles VI and VII shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.
(c) Certificate.  Borrowers shall have delivered to Bank a Certificate, dated as of the Closing Date, and signed by the members and managers of the GP certifying (i) to the matters covered by the conditions specified in Subsections (a) and (b) of this Section 5.1, (ii) that Borrowers have performed and complied with all agreements and conditions required to be performed or complied with by them prior to or on the Closing Date, (iii) to the name and signature of the duly elected or designated company representative authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which Bank shall determine to be advisable.  Bank may conclusively rely on such Certificate until it receives notice in writing to the contrary.
(d) Proceedings.  On or before the Closing Date, all limited partnership proceedings of ELP and company proceedings of ELLC and of the GP, respectively, shall be taken in connection with the transactions contemplated by the Loan Documents and shall be satisfactory in form and substance to Bank and its counsel.  Bank shall have received certified copies, in form and substance satisfactory to Bank and its counsel, of each of the Borrowers and of the GP’s charter and organizational documents, together with a currently issued good standing certificate of each of the Borrowers and of GP from its state of organization and from such other jurisdictions in which Borrowers’ (or either of them) or GP’s qualification as a foreign partnership or foreign limited liability company is required by applicable law.
(e) Loan Documents/Security Instruments.  Borrowers shall have delivered to the Bank the Revolver Loan Agreement, and the Security Instruments (only signed by ELLC), appropriately executed by all parties, witnessed and acknowledged to the satisfaction of the Bank and dated as of the Closing Date, together with such financing statements, and other documents as shall be necessary and appropriate to perfect the Bank’s security interests in the Collateral covered by said Security Instruments.
(f) Revolver Note.  Borrowers shall have delivered the Revolver Note to the order of the Bank, appropriately executed.
(g) Mortgage.   ELLC shall have executed and delivered the Mortgage to the Bank in multiple recordable form counterparts as reasonably required by the Bank.
(h) ISDA Agreement.  Borrowers shall have executed and delivered any applicable ISDA Agreement to the Swap Counterparty, if any, in counterparts as reasonably required by the Swap Counterparty.
(i) Intercreditor Agreement.  Borrowers shall have delivered any applicable Intercreditor Agreement to the Bank in counterparts as reasonably required by the Bank and the Swap Counterparty.
(j) Title.  Borrowers shall have provided the Bank with evidence satisfactory to the Bank and its legal counsel that Borrowers have valid, defensible, unencumbered title to the Collateral, including (without limitation) title reports, title opinions (division order or otherwise regarding the Mortgaged Property), lien releases, and such evidence as shall be reasonably required by the Bank pertaining to all of the existing Mortgaged Property evidencing transfer of lawful title thereto to ELLC, on behalf and for  ELLC with all equitable interests therein fully vested in ELLC for all purposes.
(k) Payoff; Lien Releases; UCC Terminations; Other Information.  The Bank shall have received such other information, documents and assurances as shall be reasonably requested by the Bank, including (i) acceptable documentation evidencing the pay off in full of any amounts owed by Borrowers to any existing lender, (ii) as applicable, executed and recordable mortgage lien releases and UCC termination statements from any such lender regarding the Mortgaged Property, and (iii) such other information with respect to the Mortgaged Property of Borrowers as shall be reasonably requested by the Bank.
(l) UCC Searches/Other Information.  Bank shall have a certified UCC search covering Borrowers, as debtor, from the central filing office of the State of Delaware and such other jurisdictions as the Bank reasonably deems necessary or appropriate, and the Bank shall receive such other information, certificates (including a current good standing certificate issued by the Delaware Secretary of State as to Borrowers’ status in Delaware), resolutions, documents and assur-ances as Bank shall reasonably request.
5.2 Conditions to All Extensions of Credit.  The obligation of the Bank to make any Revolver Loan or issue any letters of credit hereunder (including the initial Revolver Loan advance to be made hereunder) is subject to the satisfaction of the following additional conditions precedent on the date of making such Revolver Loan advance or issuing such letter of credit (in each case, in addition to the conditions set forth in Section 5.1 above, and in Article II):
a Representations and Warranties.  The representations and warranties made by Borrowers herein and in any other Loan Document or which are contained in any certificate furnished at any time under or in connection herewith shall (i) on and as of the date of making the initial Revolver Loan advance, be true and correct and (ii) on and as of the date of making each other Revolver Loan advance or issuing a letter of credit, be true and correct in all material respects on as if made on and as of the date of such extension or such request, as applicable (except for those which expressly relate to an earlier specified date and except that any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, such representations and warranties shall be true and correct in all respects).
b No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Revolver Loan advance or Letter of Credit issuance to be made on such date and the application of the proceeds thereof unless such Default or Event of Default shall have been waived in accordance with this Agreement.
c Bankruptcy or Insolvency.  No Bankruptcy Event shall have occurred by or with respect to either of the Borrowers or GP.
d No Material Adverse Effect.  No circumstance, event or condition shall have occurred or be existing which would reasonably be expected to have a Material Adverse Effect.
Each request for a Revolver Loan advance or Letter of Credit issuance (including extensions and conversions) and each acceptance by Borrowers of a Revolver Loan advance or Letter of Credit issuance (including extensions and conversions) shall be deemed to constitute a representation and warranty by Borrowers as of the date of such Revolver Loan advance or Letter of Credit issuance that the applicable conditions in subsections (a), (b), (c) and (d) of this Section 5.2 have been satisfied.
ARTICLE VI
COVENANTS
Borrowers covenant and agree with the Bank that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness and the performance of all other obligations of Borrowers under this Agreement, unless the Bank shall otherwise consent in writing:
6.1 Payment of Taxes and Claims. Borrowers will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of Borrowers or upon the property, real, personal or mixed, or upon any part thereof, belonging to Borrowers before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided however, that Borrowers shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and Borrowers shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.
6.2 Maintenance of Legal Existence.  Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its company existence, rights and franchises and will continue to conduct and operate its business substantially as being conducted and operated presently.  Borrowers will become and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by Borrowers may require such qualification.
6.3 Preservation of Property.  Borrowers will at all times maintain, preserve and protect all franchises and trade names and keep all the remainder of their properties which are used or useful in the conduct of its businesses whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times; and comply with all material leases to which a Borrower is a party or under which a Borrower occupies property so as to prevent any material loss or forfeiture thereunder.
6.4 Insurance.  To the extent customary in the oil and gas industry for similarly situated leasehold owners and producers, Borrowers will keep or cause to be kept (whether Borrowers or, if applicable, the operator of the Proven Reserves), adequately insured by financially sound and reputable insurers Borrowers’ property of a character usually insured by businesses engaged in the same or similar businesses, including the Collateral casualty/hazard insurance and business interruption insurance.  Upon written demand by Bank any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to Bank as its interest may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to Bank, and to provide for any other matters which Bank may reasonably require.  Borrowers shall at all times maintain or, where applicable, cause the operators of the Proven Reserves to maintain adequate insurance, by finan-cially sound and reputable insurers, including without limitation, the following coverage’s: (i) insurance against damage to persons and property, including comprehensive general liability, worker’s compensation and automobile liability, and (ii) insurance against sudden and accidental environmental and pollution hazards and accidents that may occur on the Mortgaged Property.  Borrowers shall annually furnish to the Bank reasonable evidence of its compliance with the requirements of this Section 6.4 within fifteen (15) days of renewal of the insurance required hereby.
6.5 Compliance with Applicable Laws.  Borrowers will comply with the material requirements of all applicable Laws including with limitation, Occupational Safety and Health Administration (OSHAWA) provisions, rules, regulations and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.
6.6 Financial Statements and Reports.
(a) Quarterly Financial Statements.  As soon as practicable after the end of every fiscal quarter of Borrowers other than and except only for the fourth (4th) and final fiscal quarter of each fiscal year, and in any event within sixty (60) days thereafter, Borrowers shall furnish to the Bank the following internally prepared financial statements, on a sound accounting basis in accordance with GAAP, consistently applied:
(i) A balance sheet of Borrowers at the end of such period, and
(ii) A statement of income of Borrowers for such period with year-to-date earnings, setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail.
The preparer of the financial reports (the President or Chief Financial Officer or Manager of Borrower) shall execute and deliver to the Bank a quarterly compliance certification in the form of Exhibit B annexed hereto, including that he/she has obtained no knowledge of any Event of Default or Default as defined herein, or, if any Event of Default or Default existed or exists, specifying the nature and period of existence thereof and that the each of Borrowers is in compliance with all covenants, warranties, and representations set forth herein, including the financial covenant of Section 6.28.
 (b) Annual Financial Statements.  Within one hundred twenty (120) days of the end of the calendar year, Borrowers shall provide the Bank with their annual, financial statements audited by an outside firm of CPAs reasonably acceptable to the Bank, prepared on a sound accounting basis in accordance with GAAP, consistently applied (including balance sheets and income statements) signed by the chief financial officer of each Borrower (including the information in Section 6.6(a) (i) and (ii), respectively, above for such entire applicable fiscal year period).  The annual financial statements shall be delivered together with a compliance certificate substantially in the form set forth in in Exhibit B.
(c) Tax Returns.  Annually, on or before the extended date such returns are due, Borrowers shall provide the Bank with their tax returns.
(d) Hedge Reports.  As soon as available on a quarterly basis and no later than 30 days after the end of each calendar quarter, quarterly trading statements, setting forth as of the last Business Day of such prior calendar quarter end, a summary of its hedging positions, if any, under all Risk Management Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of Borrowers, identifying such matters as the type, term effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and any new credit support agreements relating thereto not previously disclosed to the Bank.
(e) Lease Operating Statements.  As soon as available, and in any event no later than 60 days after the end of each calendar quarter, a comprehensive net lease operating statement for such fiscal quarter in form and scope reasonably acceptable to the Bank.
6.7 Environmental Covenants.  Except as commonly occurring in the normal and customary oil and gas exploration activities from time to time, Borrowers will immediately notify the Bank of and provide the Bank with copies of any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into or from the Collateral which are given or required to be given by or on behalf of Borrowers to any federal, state or local Tribunal if any of the foregoing may materially and adversely affect Borrowers or any part of the Collateral, and such copies of notifications shall be delivered to the Bank at the same time as they are delivered to the Tribunal.  Borrowers further agree promptly to undertake and diligently pursue to completion any prudent, legally required or authorized remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Collateral.  At all times while owning and operating the Collateral, Borrowers will maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Collateral, including, without limitation, records of the quantity and type of any Polluting Substances disposed of on or off the Collateral.
6.8  Environmental Indemnities.  Borrowers hereby agree to indemnify, defend and hold harmless the Bank and each of its officers, directors, employees, agents, consultants, attorneys, contractors and each of its affiliates, successors or assigns, or transferees from and against, and reimburse said Persons in full with respect to, any and all out of pocket loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys’ fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any Tribunal, arising out of or related to:  (a) the breach of any representation or warranty of Borrowers contained in Section 7.16 set forth herein; (b) the failure of Borrowers to perform any of their covenants contained in Section 6.7 herein; (c) the ownership, construction, occupancy, operation, use of the Collateral prior to the earlier of the date on which (i) the Indebtedness and obligations secured hereby have been paid and performed in full and the Security Instruments have been released, or (ii) the Collateral has been sold by the Bank following the Bank’s ownership of the Collateral by way of foreclosure of the Liens granted pursuant hereto, deed in lieu of such foreclosure or otherwise (the “Release Date”); provided, however, this indemnity shall not apply with respect to matters caused by or arising solely from the Bank’s activities during any period of time the Bank acquires ownership of the Collateral or otherwise to the extent caused by the Bank’s gross negligence or willful misconduct.
The indemnities contained in this Section 6.8 apply, without limitation, to any violation on or before the Release Date of any Environmental Laws and any liability or obligation relating to the environmental conditions on, under or about the Collateral on or prior to the Release Date (including, without limitation:  (a) the presence on, upon or in the Collateral or release, discharge or threatened release on, upon or from the Collateral of any Polluting Substances generated, used, stored, treated, disposed of or otherwise released prior to the Release Date, and (b) any and all damage to real or personal property or natural resources and/or harm or injury including wrongful death, to persons alleged to have resulted from such release of any Polluting Substances regardless of whether the act, omission, event or circumstances constituted a violation of any Environmental Law at the time of its existence or occurrence).  The term “release” shall have the meaning specified in CERCLA/SARA and the terms “stored,” “treated” and “disposed” shall have the meanings specified in RCRA/HSWA; provided, however, any broader meanings of such terms provided by applicable laws of the States where the Collateral is located.
The provisions of this Section 6.8 shall be in addition to any other obligations and liabilities Borrowers may have to the Bank at common law and shall survive the Release Date and shall continue thereafter in full force and effect.
The Bank agrees that in the event that such claim, suit or enforcement action is asserted or threatened in writing or instituted against it or any of its officers, employers, agents or contractors or any such remedial, removal or response action is requested of it or any of its officers, employees, agents or contractors for which the Bank may desire indemnity or defense hereunder, the Bank shall give written notification thereof to Borrowers.
Notwithstanding anything to the contrary stated herein, the indemnities created by this Section 6.8 shall only apply to losses, liabilities, damages, fines, penalties, costs and expenses actually incurred by the Bank as a result of claims, demands, actions, suits or proceedings brought by Persons who are not the beneficiaries of any such indemnity.  The Bank shall act as the exclusive agent for all indemnified Persons under this Section 6.8.  With respect to any claims or demands made by such indemnified Persons, the Bank shall notify Borrowers within twenty (20) days after the Bank’s receipt of a writing advising the Bank of such claim or demand.  Such notice shall identify (i) when such claim or demand was first made, (ii) the identity of the Person making it, (iii) the indemnified Person and (iv) the substance of such claim or demand.  Failure by the Bank to so notify Borrowers within said ten (10) day period shall reduce the amount of Borrowers’ obligations and liabilities under this Section 6.8 by an amount equal to any damages or losses suffered by Borrowers resulting from any prejudice caused Borrowers by such delay in notification from the Bank.  Upon receipt of such notice, Borrowers shall have the exclusive right and obligation to contest, defend, negotiate or settle any such claim or demand through counsel of its own selection (but reasonably satisfactory to the Bank) and solely at Borrowers’ own cost, risk and expense; provided, that the Bank, at its own cost and expense shall have the right to participate in any such contest, defense, negotiations or settlement.  The settlement of any claim or demand hereunder by Borrowers may be made only upon the prior approval of the Bank of the terms of the settlement, which approval shall not be unreasonably withheld, conditioned or delayed.
6.9 Notice of Default.  Within five (5) Business Days after any officer or Manager becoming aware of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other loan, mortgage, financing or security agreement, Borrowers will give the Bank a written notice thereof specifying the nature and period of existence thereof and what actions, if any, Borrowers are taking and proposes to take with respect thereto.
6.10 Notice of Litigation.  Within five (5) Business Days after becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of Borrowers to carry on their businesses substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of Borrowers, or (iii) result in monetary damages in excess of $100,000, Borrowers will give the Bank a written notice specifying the nature thereof and what actions, if any, Borrowers are taking and proposes to take with respect thereto.
6.11 Notice of Claimed Default.  Within five (5) Business Days after becoming aware that the holder of any note or any evidence of indebtedness or other security of Borrowers has given notice or taken any action with respect to a claimed default or event of default thereunder, if the amount of the note or indebtedness exceeds $100,000 Borrowers will give the Bank a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, Borrowers are taking and propose to take with respect thereto.
6.12 Change of Management/Business Purpose.  Within five (5) Business Days after any change in officers, directors or management of Borrowers or any officer of Borrowers holding the office of President, Borrowers shall give written notice thereof to the Bank, together with a description of the reasons for the change and a reasonably detailed management succession plan for the Bank’s review.
6.13 Requested Information.  With reasonable promptness, Borrowers will give the Bank such other data and information relating to Borrowers’ organization, financial results, and operations of the Collateral as from time to time may be reasonably requested by the Bank.
6.14 Inspection.  Borrowers will keep complete and accurate books and records with respect to the Collateral and its other properties, businesses and operations and upon reasonable advance notice will permit employees and representatives of the Bank to review, audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours.  All such records (or accurate copies thereof if the original records are required by law, rule, regulation or ordinance to be kept in another location) shall be at all times kept and maintained at the offices of Borrowers in Oklahoma City, OK and/or Richmond, Virginia.  Upon any Default or Event of Default, Borrowers will surrender all of such records relating to the Collateral to the Bank upon receipt of any request therefor from the Bank.  Borrowers shall immediately notify Bank of any change in the location of their respective principal offices.
6.15 Maintenance of Employee Benefit Plans.  Each Borrower will maintain each its employee benefit plan, if any, as to which such Borrower may have any liability or responsibility in compliance with ERISA and all other Laws applicable thereto.
6.16 Disposition/Negative Pledge or Encumbrance of Collateral and Other Assets.  Except only for sales of Hydrocarbons derived from the Mortgaged Property in the normal and ordinary course of business, Borrowers will not sell or encumber (via mortgage, pledge, security agreement, trust transfers or similar asset protection devices or entities or otherwise) any of the Collateral or more than $100,000 of any other Hydrocarbon producing properties or working or royalty interests of whatever nature or type, whether to an Affiliate of Borrowers or otherwise, without first obtaining Bank’s written consent thereto (which consent shall not be unreasonably withheld) and Borrowers will provide Bank with written notice of the sale or other disposition of any obsolete, worn out or other unused items of equipment (whether Collateral or otherwise) or any proposed sale, lease, transfer or other disposition of or mortgage, pledge, granting of a security interest in or encumbrance against any of the other assets of Borrowers, subject, however, to Borrowers’ right to sell up to $100,000 worth, in the aggregate for each Borrower, of their properties or assets not constituting Collateral in the ordinary course of business during any calendar year without prior notice to Bank.  Borrowers will not dispose of any of their respective assets other than in the normal and prudent ordinary course of their respective business operations.
6.17 Limitation on Other Indebtedness.  Except for the items listed on Exhibit C under “Other Obligations,” Borrowers will not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any indebtedness whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind, except: (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of business; (ii) indebtedness other than to the Bank hereunder; (iii) contingent liabilities arising from the operations of Borrowers in the ordinary course of business such as plugging liabilities and similar operational matters customary for operators in the oil and gas industry; and (iv) the Indebtedness, and (v) aggregate indebtedness limited to $250,000.  All debt other than the Indebtedness shall be subordinated to the Indebtedness through subordination agreements in form, scope and substance acceptable to the Bank.
6.18 Limitation on Liens.  Borrowers will not create or suffer to exist any Lien upon the Collateral, except (i) Liens in favor of Bank securing the Indebtedness; (ii) Liens (including statutory tax liens to the extent not delinquent) arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits, advances, borrowed money or the deferred purchase price of property or services; and (iii) Liens expressly permitted to exist under the terms of any of the Security Instru-ments.
6.19 Contingent Liabilities; Advances, Investments, Fixed Asset Purchases.  Except only for the items described on Exhibit C attached hereto, Borrowers will not either directly or indirectly otherwise, (i) make investments in one or more subsidiaries or other investments not constituting a core part of Borrowers’ business plan at the Closing, guarantee, become surety for, discount, endorse, agree (contingently or otherwise) to purchase, repurchase or otherwise acquire or supply or advance funds in respect of, or otherwise become or be contingently liable upon the indebtedness, obligation or liability of any Person, (ii) guarantee the payment of any dividends or other distributions upon the stock of any corporation, (iii) discount or sell with recourse or for less than the face value thereof, any of its notes receivable, accounts receivable or chattel paper; (iv) loan, agree to loan, or advance money to any Person; or (v) enter into any agreement for the purchase or other acquisition of any goods, products, materials or supplies, or for the making of any shipments or for the payment of services, if in any such case payment therefor is to be made regardless of the non-delivery of such goods, products, materials or supplies or the non-furnishing of the transportation of services; provided, however that the foregoing shall not be applicable to endorsement of negotiable instruments presented to or deposited with a bank for collection or deposit in the ordinary course of business.  Except only for such acquisitions with loan advances made by the Bank pursuant to the permitted loan purposes of Section 2.1, Borrowers will not purchase or otherwise acquire any fixed assets or make or incur capital expenditures, other than in the normal and ordinary course of Borrowers’ oil and gas development business operations, in one or more series of transactions in excess of $100,000.00 in the aggregate at any time during each calendar year without the Bank’s prior written consent, which such consent will not be unreasonably withheld.
6.20 Merger, Consolidation, Acquisition.  Borrowers will not merge or consolidate with or into any other Person; or permit any Person to merge into Borrowers; or acquire all or substantially all of the assets or properties or capital stock of any other Person; or adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution; provided, however, Borrowers may enter into letters of intent pertaining to merger, consolidation or acquisition subject to obtaining the Bank’s written consent thereto prior to consummation of the transactions contemplated by such letter(s) of intent.
6.21 Distributions/Dividends.  Borrowers will not declare, pay or become obligated to declare or pay any capital, cash or other distributions or dividends on any class of their membership units or capital stock now or hereafter outstanding, make any distribution of capital, cash or property to holders of any membership units or shares of Borrowers or shares of such stock or membership units, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of their capital stock or membership units now, or hereafter outstanding; provided, however; if and to the extent neither (i) any Default or Event of Default exists hereunder or under any of the other Loan Documents nor (ii) any Default or Event of Default would be caused by or result from such cash tax distribution, each Borrower may make only such distributions as are necessary for the payment by its members or shareholders of pass through federal and state income taxes due therefrom that are generated by Borrowers’ taxable income, which such reasonably detailed calculations of the amount thereof shall be timely furnished to the Bank.  Additional distributions shall be allowed only if (i) no Default or Event of

Default exists hereunder or under any of the other Loan Documents, (ii) no Default or Event of Default would be caused by or result from such cash distribution, and (iii) the Leverage Ratio is less than 1.25 to 1.00 and such additional distributions .
6.22 Change of Fiscal Year.  Borrowers will not change their respective fiscal year from its present fiscal year (fiscal year ending December 31).
6.23 Change of Business.  Borrowers will not engage in any business activity substantially different from or unrelated to their present business activities and operations.
6.24 Articles of Incorporation; Code of Regulations and Assumed Names.  Borrowers will not amend, alter, modify or restate their Articles of Incorporation or Code of Regulations in any way which would: (i) change the name or adopt a trade name for Borrowers; or (ii) in any manner adversely affect the rights of Borrowers’ obligations or covenants to the Bank hereunder.
6.25 Transactions with Affiliates.  Borrowers will not enter into any transaction, including (without limitation) the purchase, sale or exchange of property or the rendering or furnishing of any service with any Affiliate of Borrowers, except transactions in the ordinary course of the businesses of Borrowers and upon fair and reasonable terms no less favorable than Borrowers would obtain in a transaction for the same purpose with a Person that is not an Affiliate of any of Borrowers.
6.26 Other Agreements.  Borrowers will not enter into or permit to exist any agreement which: (i) would cause an Event of Default or a Default hereunder; or (ii) contains any provision which would be violated or breached by the performance of Borrowers’ obligations hereunder or under any of the other Loan Documents.
6.27 Payment of Indebtedness.  Borrowers hereby agree to pay, when due and owing, all Indebtedness, whether or not evidenced by the Note.
6.28 Hedging.  Borrowers may elect to maintain risk management, hedging or other similar forms of price protection for crude oil and natural gas volumes, such devices shall include a “price floor” or comparable financial hedge or Risk Management Agreement with the Swap Counterparty acceptable to Bank in all respects (including, without limitation, price and term), covering not more than a maximum of 80%, of Borrowers’ aggregate existing oil and gas monthly production (as forecast in Bank’s most recent semiannual engineering valuation pursuant to Article IV hereof, and otherwise in form, content and substance acceptable to Bank.   Borrowers shall not enter into any Prohibited Hedge Transaction, including, without limitation, any financial and physical hedge transactions affecting or covering the same volume of production for concurrent or overlapping periods of time.  The applicable counterparty to any ISDA Agreement shall be the Swap Counterparty or such other counterparty acceptable to Bank and approved thereby in writing.
6.29 Collateral Borrowing Base Credit for Hedge Agreements.  To the extent Borrowers are given any credit or cash flow value in the Collateral Borrowing Base determinations for any Hedge Agreements or other derivative products in effect by the Swap Counterparty from time to time (semiannual engineering redeterminations or otherwise), Borrowers shall not liquidate, cancel, terminate or otherwise “unwind” any hedges, rate Risk

Management Agreement or other Hedge Agreement therewith without the prior verbal consent of Bank (to be confirmed in writing within one (1) Business Day thereafter), which such consent will not be unreasonably withheld, delayed or conditioned).
6.30 Maximum Leverage Ratio.  Borrowers will not permit its consolidated Leverage Ratio, determined as of the end of each fiscal quarter, to be greater than 3.50 to 1.00, commencing for the quarter ended December 31, 2017.  The Leverage Ratio will be tested on a trailing twelve months basis.
6.31 Current Ratio.  Borrowers will not permit their consolidated Current Ratios to be less than 1.0 to 1.0, determined as of the end of each fiscal quarter, commencing with the quarter ended December 31, 2017.
6.32 Operating Accounts; Treasury Management.  Borrowers shall utilize the Bank’s treasury management services and will maintain each of their respective operating accounts at the Bank.

6.33 ELP Assets.  ELP shall not own oil and gas properties, all of which shall continue to be owned by ELLC.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES
To induce the Bank to enter into this Agreement and to make Revolver Loans to Borrowers under the provisions hereof, and in consideration thereof, Borrowers represent, warrant and covenant as follows:
7.1 Organization and Qualification.  ELP is duly organized, validly existing and in good standing as a limited partnership under the Laws of Delaware, ELLC is duly organized, validly existing and in good standing as a limited liability company under the Laws of Delaware, and each Borrower and is duly licensed or registered, as applicable, and in good standing as a foreign partnership or limited liability company, as applicable, in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing or qualification as such.
7.2 Litigation.  Except for the actions described on Exhibit D attached hereto, to the best of Borrowers’ knowledge, there is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting Borrowers or any properties or rights of any of Borrowers which, if adversely determined, would result in a liability of greater than $100,000 or would otherwise result in any Material Adverse Change in the business or condition, financial or otherwise, of Borrowers.  Borrowers are not, to the best of its knowledge, in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.
7.3 Financial Statements.  Borrowers’ most recent unaudited financial statements which have been furnished to the Bank have been prepared in conformity with sound accounting principles, consistently applied, show all material liabilities, direct and contingent, and fairly present the financial condition of Borrowers as of the date of such statements and the results of their operations for the period then ended, and since the date of such statements there has been no Material Adverse Change in the business, financial condition or operations of Borrowers.
7.4 Conflicting Agreements and Other Matters.  To the best of Borrowers’ knowledge, Borrowers are not in default in the performance of any obligation, covenant, or condition in any material agreement to which a Borrower is a party or by which a Borrower is bound.  Borrowers are not a party to any contract or agreement or subject to any other restriction which materially and adversely affects their business, property or assets, or financial condition.  Borrowers are not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of Borrowers to execute the Loan Documents or the performance of any of their respective terms.  Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of Borrowers pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to the Certificate of Formation and  Operating Agreement of Borrowers, as applicable, any award of any arbitrator, or any agreement, instrument or Law to which Borrowers are subject.
7.5 Authorization.  The members and managers of Borrowers have duly authorized the execution and delivery of each of the Loan Documents and the performance of their respective terms.  No other consent of any other Person, except for the Bank, is required as a prerequisite to the validity and enforceability of the Loan Documents.
7.6 Purposes.  Borrowers are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  If requested by the Bank, Borrowers will furnish to the Bank a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the foregoing effect.  Neither Borrowers nor any agent acting on behalf thereof has taken or will take any action which might cause this Agreement or the Note to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X) or to violate any securities laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.
7.7 Compliance with Applicable Laws.  To the best of its knowledge, Borrowers are in compliance with all Laws, ordinances, rules, regulations and other legal requirements applicable to Borrowers and the business conducted by it, the violation of which could or would have a material adverse effect on its business or condition, financial or otherwise.  Neither the ownership of any shares or membership interests of Borrowers, nor any continued role of any Person in the management or other affairs of Borrowers (i) will result or could result in Borrowers’ noncompliance with any Laws, ordinances, rules, regulations and other legal requirements applicable to Borrower, or (ii) could or would have a material adverse effect on the business or condition, financial or otherwise, of Borrowers.
7.8 Possession of Franchises, Licenses.  To the best of Borrowers’ knowledge, Borrowers possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and Borrowers are not in violation of any thereof in any material respect.
7.9 Leases, Easements and Rights of Way.  To the best of Borrowers’ knowledge, Borrowers enjoy peaceful and undisturbed possession of all leases, easements and rights of way necessary in any material respect for the operation of his properties and assets, none of which contains any unusual or burdensome provisions that might materially affect or impair the operation of such properties and assets.  All such leases, easements and rights of way are valid and subsisting and are in full force and effect.
7.10 Taxes.  Borrowers have filed all Federal, state and other income tax returns which are required to be filed and have paid all Taxes, as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due.  All Tax liabilities of Borrowers are adequately provided for on the books of Borrowers, including interest and penalties.  No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.
7.11 Disclosure.  Neither this Agreement nor any other Loan Document or writing furnished to Bank by or on behalf of Borrowers in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.  There is no fact known to Borrowers and not reflected in the financial statements provided to Bank which materially adversely affects its assets or in the future may materially adversely affect the business, property, assets or financial condition of Borrowers which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to Bank by or on behalf of Borrowers prior to the date hereof in connection with the transactions contemplated hereby.
7.12 Investment Company Act Representation.  Borrowers are not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
7.13 ERISA.  Since the effective date of Title IV of ERISA, no Reportable Event has occurred with respect to any Plan.  For the purposes of this section the term “Reportable Event” shall mean an event described in Section 4043(b) of ERISA.  For the purposes hereof the term “Plan” shall mean any plan subject to Title IV of ERISA and maintained for employees of Borrowers, or of any member of a controlled group of corporations, as the term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the “Code”), of which any of Borrowers are a part.  Each Plan established or maintained by Borrowers are in material compliance with the applicable provisions of ERISA, and Borrowers have filed all reports required by ERISA and the Code to be filed with respect to each Plan.  Borrowers have met all requirements with respect to funding Plans imposed by ERISA or the Code.  Since the effective date of Title IV of ERISA there have not been any nor are there now existing any events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the assets of Borrowers.  The value of each Plan’s benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan’s assets allocable to such benefits on the date hereof.
7.14 Fiscal Year.  The fiscal year of Borrowers ends as of December 31 of each year.
7.15 Title to Properties; Authority.  Borrowers have full power, authority and legal right to own and operate the proper-ties which they now own and operate, and to carry on the lines of business in which they are now engaged, and ELLC has good and marketable title to the Mortgaged Property subject to no Lien of any kind except Liens permitted by this Agreement.  Borrowers has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Loan Documents.  ELLC further represents to Bank that any and all after acquired interest in any one or more of the Mortgaged Property being concurrently or subsequently assigned of record to ELLC is and shall be deemed encumbered by the Mortgage in all respects.
7.16 Environmental Representations.  To the best of each Borrowers’ knowledge and belief, upon reasonable and good faith inquiry exercised with due diligence and in accordance with normal industry standards:
(a) Borrowers are not subject to any liability or obligation relating to (i) the environmental conditions on, under or about the Collateral, including, without limitation, the soil and ground water conditions at the location of any of such Borrowers’ properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;
(b) Borrowers have not obtained and are not required to obtain or make application for any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, facilities, fixtures and equipment forming a part of the Collateral by reason of any Environmental Laws;
(c) Borrowers have taken reasonable steps to determine and have determined, to the best of such Borrowers’ knowledge, that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Collateral (the term “release” shall have the meanings specified in CERCLA/SARA, and the term “disposal” or “disposed” shall have the meanings specified in RCRA/HSWA; provided, in the event either CERCLA/SARA or RCRA/HSWA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, to the extent that the laws of any State or Tribunal establish a meaning for “release,” “disposal” or “disposed” which is broader than that specified in CERCLA/SARA, RCRA/HSWA or other Environmental Laws, such broader meaning shall apply) that causes, creates or results in a Material Adverse Change or a material adverse effect on any Borrower or its financial capabilities or the Mortgaged Properties;
(d) There are no PCB’s or asbestos-containing materials, whether in the nature of thermal insulation products such as pipe boiler or breech coverings, wraps or blankets or sprayed-on or troweled-on products in, on or upon the Collateral; and
(e) There is no urea formaldehyde foam insulation (“UFFI”) in, on or upon the Collateral.
7.17 Oil and Gas Contracts.  All contracts, agreements and leases related to any of the oil and gas mining, mineral or leasehold properties and all contracts, agreements, instruments and leases to which any Borrower is a party, to the best of such Borrowers’ knowledge, are valid and effective in accordance with their respective terms, and to the best of Borrowers’ knowledge and belief, (i) all agreements included in the oil and gas mining, mineral or leasehold properties in the nature of oil and/or gas purchase agreements, and/or oil and/or gas sale agreements are in full force and effect, (ii) are valid and legally binding obligations of the parties thereto, (iii) all payments due thereunder have been made, except for those suspended for reasonable cause in the ordinary course of business; and, (iv) there is not under any such contract, agreement or lease any existing default known or that should be known to such Borrower by any party thereto or any event which, with notice or lapse of time, or both, would constitute such default, other than minor defaults which, in the aggregate, would result in losses or damages of more than $200,000 to Borrower.
7.18 Natural Gas Policy Act and Natural Gas Act Compliance.  To the best of Borrowers’ knowledge, all material filings and approvals under the Natural Gas Policy Act of 1978, as amended, and the Natural Gas Act, as amended, or with the Federal Energy Regulatory Commission (the “FERC”) or required under any rules or regulations adopted by the FERC which are necessary for the operation of Borrowers’ businesses or the Collateral in the manner in which they are presently being operated have been made and the terms of the agreements and contractual rights included in Borrowers’ businesses or the Collateral do not conflict with or contravene any such Law, rule or regulation.
7.19  Take or Pay Obligations, Prepayments, BTU Adjustments and Balancing Problems.  To the best of Borrowers’ knowledge, there is no take or pay obligation under any gas purchase agreement comprising a portion of the Collateral which is not matched by a commensurate and corresponding pay or take obligation binding upon the purchaser under a corresponding gas sales agreement such that with respect to the ownership and operation of the business of Borrowers or the Collateral, any such obligation in favor of any seller under any gas purchase agreement to which such Borrower is a “buyer” is matched by a corresponding obligation on the part of “purchasers” under corresponding gas sales agreements pursuant to which such Borrower is the “seller”.  To the best of Borrowers’ knowledge, neither Borrowers nor the Collateral is subject to requirements to make BTU adjustments or effect gas balancing in favor of third parties which would result in Borrowers being required to (i) deliver gas at a price below that established in applicable gas sales agreements or on behalf of and for the benefit of third parties in exchange or to otherwise compensate for prior above market or above contract purchases of gas from Borrowers or their predecessors in interest, or (ii) balance in kind by allowing other owners in the Collateral to make up the past imbalances in gas sales, or (iii) balance in cash by paying other owners of the collateral for the past gas imbalances except for the matters described on Exhibit E hereto which have been disclosed to Borrowers.
7.20 Gas Purchase Obligations in Excess of Gas Sales Rights.  The ownership and operation of the business operations of Borrowers or the Collateral have not resulted or will not result in the existence of minimum purchase obligations under any gas purchase agreement (relating to the volume of gas to be taken thereunder or the price to be paid with respect thereto for the duration of any such gas purchase agreement) which are not matched by corresponding and commensurate rights to sell all such gas under applicable gas sales agreements at prices in excess of the amount to be paid therefor under gas purchase agreements (without regard to costs associated with transporting any such gas and risks of volume “shrinkage” occurring in the transportation process).
7.21 Ownership of Mortgaged Property.  Borrowers hereby represent, warrant and covenant that as of the Closing Date, ELLC will own the working interests, royalty interests and net revenue interests in the oil and gas leasehold estate for the Mortgaged Property covered by the Mortgage as represented to Bank and free and clear of all Liens.
7.22 Compliance with Certain Laws.  None of the principals (including principals of Borrowers’ equity interest owners) of Borrowers have been convicted of (or pleaded nolo contendre to) a crime involving bank fraud, embezzlement, sex offenses against a minor, mail fraud, or money laundering.  For purposes of this representation, “principal” is defined as follows: (i) for a sole proprietorship: the proprietor; (ii) for a partnership: each managing partner and each partner who is a natural person and holds 20% or more ownership interest in the partnership; (iii) for a corporation, limited liability company, association or development company: each director, each of the five most highly compensated executives or officers of the entity, and each natural person who is a direct or indirect holder of 20% or more of the ownership stock or stock equivalent of the entity.
7.23 Additional Swap Agreement Representations. Borrowers hereby represent and warrant to Bank and covenants with the Bank that:
(a) the rate, asset, liability or other notional item underlying any Swap Agreement regarding an interest or monetary rate, or foreign exchange swap, entered into or executed in connection with this Loan Agreement is or is directly related to, a financial term hereof;
(b) the aggregate notional amount of all Swap Agreements entered into or executed by any Borrowers in connection with the financial terms of this Loan Agreement, whether entered into or executed with Borrowers or any other individual or entity, will not at any time exceed the aggregate principal amount outstanding hereunder, as such amounts may be determined or calculated contemporaneously form time to time during and throughout the terms of this Loan Agreement;
(c) each Swap Agreement entered into or executed in connection with the financial terms of this Loan Agreement has been or will be entered into no earlier than ninety (90) days before and no later than one hundred eighty (180) days after the date hereof or of any transfer of principal hereunder;
(d) the purpose of any Swap Agreements in respect of any commodity entered into or executed in connection with this Loan Agreement is to hedge commodity price risks incidental to Borrowers’ business and arising from potential changes in the price of such commodity; and
(e) each Swap Agreement entered into or executed in connection with this Loan Agreement mitigates against the risk of repayment hereof and is not for the purpose of speculation.
For purposes hereof, the term (i) “financial term” shall include, without limitation, the duration or term of the Loan Agreement, rate of interest, the currency or currencies in which the Revolver Loan is made and its principal amount, and (ii) “transfer of principal” means any draw of principal under the Loan Agreement, any amendment, restructuring, extension or other modification of the Loan Agreement.
7.24 Provisions Ensuring all Swap Obligations are with an ECP.    Each Qualified ECP Guarantor, if any, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other guarantor to honor all of its obligations under such guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.24 or otherwise under such guaranty, as it relates to such other guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Each Qualified ECP Guarantor intends that this Section constitute, and this Section 7.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
7.25 Ownership of Properties.  ELP does not directly own any oil and gas properties.

ARTICLE XIII
EVENTS OF DEFAULT
8.1 Events of Default.   The occurrence of any one or more of the following events shall constitute an Event of Default hereunder (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):
(a) Borrowers shall fail to make any monthly or other scheduled payment on the Revolver Note when due and such failure shall continue for three (3) days after such due date, or fail to pay the Revolver Note within five (5) days of the scheduled due date thereof (whether by extension, renewal, acceleration, maturity or otherwise); or
(b) Any representation or warranty of Borrowers made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made and continues to have a material adverse effect on Borrowers or their financial capacity or business operations; or
(c) Borrowers shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 8.1(a) hereof) contained in this Agreement or any of the Loan Documents and such default or breach shall have not been cured or remedied within the earlier of thirty (30) days after Borrowers shall know (or should have known) of its occurrence or twenty (20) days following receipt of notice thereof from the Bank; or
(d) Borrowers shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit) in excess of $100,000 beyond any grace period provided with respect thereto, or shall default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to accelerate the due date of such obligation prior to its scheduled date of maturity; or
(e) Any (i) Bankruptcy Event shall occur with respect to either of the Borrowers or GP; or (ii) Borrowers shall fail to make timely payment or deposit of any amount of tax required to be withheld by Borrowers and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of Borrowers; or
(f) Any final judgment on the merits for the payment of money in an amount in excess of $100,000 shall be outstanding against Borrowers, and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days; or
(g) Any Reportable Event described in Section 7.13 hereof which the Bank determines in good faith might constitute grounds for the termination of a Plan therein described or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Bank by Borrowers, or any such Plan shall be terminated, or a trustee shall be appointed by a United States District Court to administer any such Plan or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan; or

(h) Any default or event of default occurs under any of the other Loan Documents, including without limitation, the Mortgage or any default or event of default occurs under any other agreement between Borrowers and the Bank; or
(i) Any default, event of default, termination event, additional termination event or similar event occurs under any Hedge Agreement between Borrowers and any Swap Counterparty; or
(j) A Material Adverse Change shall occur and not be remedied within thirty (30) days of its occurrence or Borrowers’ receipt of notification thereof from the Bank.
8.2 Remedies.  Upon the occurrence of any Event of Default referred to in Section 8.1(e) the Revolver Commitment shall immediately terminate, and the Revolver Note and all other Indebtedness shall be immediately due and payable, without notice of any kind.  Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Bank under this Agreement or the Loan Documents or under applicable Law of under any other instrument or document delivered in connection herewith, the Bank may (i) immediately impose the Default Rate on the Revolver Note and all other outstanding Indebtedness, (ii) declare the Revolver Commitment terminated, and/or (iii) declare the Revolver Commitment terminated and declare the Revolver Note and the other Indebtedness, or any part thereof, to be forthwith due and payable, whereupon the Revolver Note and the other Indebtedness, or such portion as is designated by the Bank shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by Borrowers.  No delay or omission on the part of the Bank in exercising any power or right hereunder or under the Revolver Note, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Bank of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Bank.  In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable as herein provided, the Bank shall have the right to set off the amount of all the Indebtedness of Borrowers owing to the Bank against, and shall have, and is hereby granted by Borrowers, a lien upon and security interest in, all property of Borrowers in the Bank’s possession at or subsequent to such default, regardless of the capacity in which the Bank possesses such property, including but not limited to any balance or share of any deposit, collection or agency account.  After Default all proceeds received by the Bank may be applied to the Indebtedness in such order of application and such proportions as the Bank, in its discretion, shall choose.  At any time after the occurrence and continuation of any Event of Default, the Bank may, at its option, cause an audit of any and/or all of the books, records and documents of Borrowers to be made by auditors reasonably satisfactory to the Bank at the expense of Borrowers.  The Bank also shall have, and may exercise, each and every right and remedy granted to it for default under the terms of the Security Instruments and the other Loan Documents.
8.3 Allocation of Payments after Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received on or in respect of the Indebtedness (or other amounts owing under the Loan Documents in connection therewith) shall be paid over or delivered in accordance with the Intercreditor Agreement, or if no Intercreditor Agreement is in place, in the Bank’s discretion.

ARTICLE IX
MISCELLANEOUS
9.1 Notices.  Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by reputable courier or otherwise) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:
If to Borrowers:
Energy 11, L.P. c/o Energy 11 GP, LLC
Energy 11 Operating Company, LLC
5815 N. Western Ave.
Oklahoma City, OK 73118
Attn:  Anthony F. Keating, III, Co-COO

and

Energy 11, L.P. c/o Energy 11 GP, LLC
Energy 11 Operating Company, LLC
814 E. Main Street
Richmond, Virginia 23219
Attn:  David McKenney, CFO

If to the Bank:	Bank SNB 6301 Waterford Blvd., Suite 101 Oklahoma City, Oklahoma 73118 Attn: Chris Mostek, Senior Vice President

All notices forwarded or submitted hereunder will be effective when hand-delivered (via reputable courier system or otherwise by personal delivery) to the applicable notice address set forth above or when mailed by certified mail, postage prepaid, addressed as aforesaid, three (3) days thereafter.
9.2 Place of Payment.  All sums payable hereunder shall be paid in immediately available funds to the Bank, at its principal banking offices in Oklahoma City, Oklahoma, or at such other place as the Bank shall notify Borrowers in writing.  If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.
9.3 Survival of Agreements.  All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents.  All statements contained in any certificate or other instrument delivered by Borrowers hereunder shall be deemed to constitute representations and warranties by Borrowers.
9.4 Parties in Interest.  All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that Borrowers may not assign its rights or obligations hereunder without the prior written consent of the Bank.
9.5 Governing Law and Jurisdiction.  This Agreement, the Revolver Note, the Security Instruments and all other Loan Documents (except any future ISDA Agreement and any future Intercreditor Agreement that may be hereafter entered into from time to time) shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.
9.6 SUBMISSION TO JURISDICTION.  BORROWERS HEREBY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN OKLAHOMA COUNTY, OKLAHOMA AND WAIVE ANY OBJECTION WHICH BORROWERS MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THEM, AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO THEM AT THE ADDRESSES SET FORTH IN SUBSECTION 9.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER.
9.7 Highest Lawful Rate.  It is the intention of the parties hereto that Bank shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to the Bank under laws applicable to it (including the laws of the United States of America and the State of Oklahoma or any other jurisdiction whose laws may be mandatorily applicable to the Bank notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Revolver Note or any ISDA Agreement, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to the Bank that is contracted for, taken, reserved, charged or received by the Bank under any of the Loan Documents or agreements or otherwise in connection with the Revolver Note or any ISDA Agreement shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Bank to Borrowers); and (ii) in the event that the maturity of the Revolver Note or any ISDA Agreement is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Bank as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Bank to Borrowers).  All sums paid or agreed to be paid to the Bank for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Bank, be amortized, prorated, allocated and spread throughout the full term of the Revolver Loans evidenced by the Revolver Note or any ISDA Agreement until payment in full so that the rate or amount of interest on account of any Revolver Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to the Bank on any date shall be computed at the Highest Lawful Rate applicable to the Bank pursuant to this Section 9.7 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Bank would be less than the amount of interest payable to the Bank computed at the Highest Lawful Rate applicable to the Bank, then the amount of interest payable to the Bank in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Bank until the total amount of interest payable to the Bank shall equal the total amount of interest which would have been payable to the Bank if the total amount of interest had been computed without giving effect to this Section 9.7.
9.8 No Waiver; Cumulative Remedies.  No failure to exercise, and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Bank.  The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law.  No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the parties.  No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.
9.9 Costs.  Borrowers agree to pay to the Bank on demand all reasonable and documented costs, fees and expenses (including without limitation reasonable attorneys’ fees and legal expenses) incurred or accrued by the Bank in connection with the negotiation, preparation, execution, delivery, filing, recording and administration of this Agreement, the Security Instruments and the other Loan Documents, or any waiver, consent or modification thereto or thereof, or any enforcement thereof.  Borrowers further agree that all such fees and expenses shall be paid regardless of whether or not the transactions provided for in this Agreement are eventually closed and regardless of whether or not any or all sums evidenced by the Revolver Note are advanced to Borrowers by the Bank.  Upon Borrowers’ failure to pay all such costs and expenses within ten (10) days of the Bank’s submission of invoices therefore, the Bank shall pay such costs and expenses by debit to the general account of Borrowers without further notice to Borrowers.
9.10 Participation.  Borrowers recognize and acknowledge that the Bank may sell participating interests in the Revolver Loans to one or more financial institutions (the “Participants”). Upon receipt of notice of the identity and address of each such Participant, Borrowers shall thereafter supply such Participant with the same information and reports communicated to the Bank, whether written or oral.  Borrowers hereby acknowledge that each

Participant shall be deemed a holder of the Revolver Note to the extent of its participation, and Borrowers hereby waive their respective rights, if any, to offset amounts owing to the Bank from Borrowers against any Participant’s portion of such Revolver Note.
9.11 WAIVER OF JURY.  BORROWERS AND BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN BORROWERS AND BANK ARISING OUR OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE REVOLVER NOTE OR THE OTHER LOAN DOCUMENTS.  THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING CONTEMPLATED HEREBY AND EVIDENCED BY THE REVOLVER NOTE.
9.12 Payments Set Aside.  To the extent that any payment by or on behalf of Borrowers is made to the Bank or the Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other debtor relief law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
9.13 Full Agreement.  This Agreement and the other Loan Documents contain the full agreement of the parties and supersede all negotiations and agreements prior to the date hereof.
9.14 Headings.  The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.
9.15 Severability.  The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.
9.16 Exceptions to Covenants.  Borrowers shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.
9.17. WAIVER OF SPECIAL DAMAGES  BORROWERS WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SUCH BORROWER MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

9.18 Conflict with Security Instruments.  To the extent the terms and provisions of any of the Security Instruments are in conflict with the terms and provisions hereof, this Agreement shall be deemed controlling.  Reference is made to any Intercreditor Agreement entered into on or after the date hereof as contemplated by this Agreement and notwithstanding any other agreement, each of Borrowers and the Bank (a) acknowledge that it has received a copy of such Intercreditor Agreement, (b) consents to the priority of payments and of Liens provided for in any such Intercreditor Agreement, and (c) agrees that it will be bound by and will take no actions contrary to the provisions of any such Intercreditor Agreement.
9.19 Exculpation Provisions. Each of Borrowers specifically agree that it has a duty to read this Agreement and the Security Instruments and agrees that it is charged with notice and knowledge of the terms of this Agreement and the Security Instruments; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability.  Borrowers agree and covenant that they will not contest the validity or enforceability of any exculpatory provision of this Agreement and the Security Instruments on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”
9.20 US PATRIOT Act Notice.  IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrowers: the Bank hereby notifies Borrowers that they are required to obtain, verify and record information that identifies Borrowers, including each of Borrowers’ name, residential address, tax identification number, and other information that will allow the Bank to identify Borrowers.  The Bank may also ask to see Borrowers’ legal organizational documents or other identifying documents.  The Bank will verify and record the information the Bank obtains from Borrowers pursuant to the USA PATRIOT Act, and will maintain and retain that record in accordance with the regulations promulgated under the USA PATRIOT Act.
9.21 Indemnification.
(a) Indemnification.  Borrowers agree to indemnify and hold harmless the Bank and its officers, directors, trustees, employees, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees, disbursements and other charges) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of  any investigation, litigation, or proceeding (regardless of whether such Indemnified Party is a party thereto or preparation of defense in connection therewith) the Loan Documents or any of the transactions contemplated herein or in any of the Loan Documents or the actual or proposed use of the proceeds of the Revolver Loans or the letters of credit issued hereunder, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.21 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrowers or any Subsidiary thereof, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrowers agree not to assert, and hereby waive, any claim against the Bank or any of its directors, officers, employees, attorneys, agents, and advisors, on any theory of liability, for, direct or indirect, special, incidental, consequential, exemplary or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolver Loans or the letters of credit issued hereunder.
(b) Survival.  Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section 9.21 shall survive the repayment of the Revolver Loans, the other Indebtedness and other obligations under the Loan Documents and the termination of the Revolver Commitment hereunder.
9.22 Recovery of Additional Costs.  If any Change in Law (defined below) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, deposit requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Bank for extending, maintaining or funding the Revolver Commitment, (B) reduce the amounts payable to the Bank under the Revolver Commitment, or (C) reduce the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Revolver Commitment, then Borrowers agree to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrowers, which explanation and calculations shall be conclusive in the absence of manifest error. “Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any court or administrative or governmental authority of any law, rule, regulation or treaty, or (c) the making or issuance by any court or administrative or governmental authority of any request, rule, policy, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the US or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
9.23 Government Regulation.  Borrowers shall not (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any loan advance or extension of credit to Borrowers or from otherwise conducting business with Borrowers, or (2) fail to provide documentary and other evidence of Borrowers’ identity as may be requested by Bank at any time to enable Bank to verify Borrowers’ identity or to comply with any applicable law or regulation, including without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
9.24 Assignability.  Borrowers agree that the Bank, subject to existing agreements between the Bank and Borrowers and any applicable confidentiality agreements, may provide any information or knowledge that Bank may have about Borrowers or about any matter relating to this Loan Agreement or the other Loan Documents to any one or more purchasers or potential purchasers of the Bank’s interest in this Loan Agreement or any other Loan Document.  Borrowers agree that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Loan Agreement or any other Loan Document to one or more purchasers whether or not related to the Bank.
9.25 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
 [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Revolver Loan Agreement to be duly executed and delivered to the Bank in Oklahoma City, Oklahoma, effective as of the day and year first above written.

BORROWERS:	ENERGY 11, LP,
a Delaware limited partnership

By: ENERGY 11 GP, LLC, a Delaware limited liaibility
Company, its general partner

By: /s/ Anthony F. Keating, III
Anthony F. Keating, III,
Co-Chief Operating Officer

ENERGY 11 OPERATING COMPANY, LLC,
a Delaware limited liability company

By: /s/ Anthony F. Keating, III
Anthony F. Keating, III,
Title: Co-Chief Operating Officer

Revolver Loan Agreement Signature Page

BANK:	BANK SNB, an Oklahoma state banking
corporation

By: /s/ Chris Mostek
Chris Mostek, Senior Vice President

Revolver Loan Agreement Signature Page

LIST OF EXHIBITS AND SCHEDULES
EXHIBITS
Exhibit A - Revolver Loan Request (§ 2.7(b)(iii))
Exhibit B - Compliance Certificate (§ 6.6(a)(ii))
Exhibit C - Other Obligations (§ 6.17), Liabilities (§ 6.19)
Exhibit D - Pending Litigation (§ 7.2)
Exhibit E - Take or Pay Disputes (§ 7.19)

LIST OF EXHIBITS

EXHIBIT A
REVOLVER LOAN REQUEST
Bank SNB
6301 Waterford Blvd., Suite 101
Oklahoma City, Oklahoma 73118
Attn: Chris Mostek, Senior Vice President

Ladies/Gentlemen:

Pursuant to the provisions of the Revolver Loan Agreement dated effective as of November 21, 2017, as it may be amended from time to time (referred to as the “Loan Agreement”), between ENERGY 11, L.P., a Delaware limited partnership, and Energy 11 Operating Company, LLC, a Delaware limited liability company (collectively, “Borrowers”), and you, Borrowers hereby (i) confirm and ratify your continuing, first and prior security interest in and to all of the Collateral (including proceeds thereof) described or referred to in the Loan Agreement or in the Security Instruments described therein; (ii) apply to you for the Revolver Loans under the Revolver Note in the amount shown on Line 5 below; (iii) certify that no Event of Default or Default under the Loan Agreement has occurred and is continuing as of the date hereof or exists or would continue to exist but for the lapse of time or giving of notice, or both; (iv) represent and warrant to you that the representations, covenants and warranties set forth or referred to in the Loan Agreement are true and correct on and as of this date, except to the extent related to a specific other date; and (v) certify to you the accuracy of the following information:

1.	Revolver Commitment Amount pursuant to Loan Agreement	[$20,000,000.00]

2.	Current Outstanding Principal Balance under the Revolver Note	$___________

3.	Unfunded Aggregate Amount of Unexpired Letters of Credit	$___________

4.	Amount Available under Revolver Loan (Line 1 minus sum of Line 2 plus Line 3 but in no event in excess of the sum of the
	Collateral Borrowing Base)	$____________

5.	Revolver Loan Advance requested (not to exceed amount of Line 4)
	under Revolver Note	($__________)

Proposed date for Revolver Loan Advance:

Type of Revolver Loan Advance (Base Rate or LIBOR)

LIBOR RATE LOAN DATA (if applicable)

Dollar Amount Requested $

Requested Funding Date ____________

	Length of Interest Period: (select only one)	30 day
60 day
90 day

EXHIBIT A- 1

LIBOR Rate Loan continuation for LIBOR Rate Loans maturing on

(a) Aggregate amount to be continued as LIBOR Rate Loan is $________;

(b) Aggregate amount, if applicable, to be converted to Base Rate Loan is $___________;

(c) Length of Interest Period for continued LIBOR Rate Loan is ________.
IN WITNESS WHEREOF, the undersigned have hereunto set their hand to this Revolver Loan Request this ______ day of _______________, ______.

ENERGY 11, L.P., a Delaware limited partnership

By:  Energy 11 GP, LLC, a Delaware limited liability company, its general partner

By: ______________________________
                                                               (name)
                                                               (title)

ENERGY 11 OPERATING COMPANY, LLC
 a Delaware limited liability company

By:
Name:
Title:

“BORROWERS”

EXHIBIT B
(QUARTERLY COMPLIANCE CERTIFICATE)
QUARTERLY COMPLIANCE CERTIFICATE
(§6.6(a)(ii))

Pursuant to the Revolver Loan Agreement dated effective as of November 21, 2017 (as the same may at any time hereafter be amended, supplemented or modified and in effect being herein collectively called the “Loan Agreement”), between Energy 11, L.P., a Delaware limited partnership, and Energy 11 Operating Company, LLC, a Delaware limited liability company (collectively, “Borrowers”), and Bank SNB, an Oklahoma state banking corporation (“Bank”), Borrowers have reviewed their respective activities for the fiscal quarter ended on _______________, 201_, (the “Compliance Date”), and hereby represent and warrant to Bank that the information set forth below is true and correct as of the Compliance Date (capitalized terms not otherwise defined herein shall have the meanings assigned in the Loan Agreement):
1. Financial Covenants.                                                 Required                                                           Actual
Section 6.30 – Leverage Ratio (maximum)                                                    3.50 to 1.0   ____ to 1.00
Section 6.31 – Current Ratio (minimum)                                                      1.00 to 1.00   ____ to 1.00
2. Borrowers hereby certify to Bank that as of the Compliance Date:
❑ Schedule 1 attached to this Compliance Certificate sets forth a true and complete list of all existing ISDA Agreements and Hedge Transactions of Borrowers (or either of them), the material terms thereof (including the type, term, effective date, termination date, and notional volumes and prices), the net mark-to-market value thereof, all credit support agreements relating thereof (including any margin required or supplied), and the counter-party to each such Hedge Transactions.
❑ As of the Compliance Date, Borrowers have no outstanding Hedge Transactions with any parties.
❑ As of the Compliance Date, Borrowers (or either of them) have entered into no existing ISDA Agreements with any parties.
3. The undersigned company representative hereby certifies to Bank that:

EXHIBIT B - 1

(i) the financial statements delivered with this certificate in accordance with the Loan Agreement fairly present in all material respects the results of operations and financial condition of Borrowers as of the dates and the accounting period covered by such financial statements;
(ii) I have reviewed the terms of the Loan Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers during the accounting period covered by such financial statements;
(iii) such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default or an event that would, with the lapse of time or giving of notice, or both, be an Event of Default;
(iv) Borrowers are in compliance with the covenants contained in Article VI of the Loan Agreement, as demonstrated by the calculation of such covenants above;
(v) The Revolver Note and the Loan Agreement are acknowledged, ratified, confirmed, and agreed by Borrowers to be valid, subsisting, and binding obligations; and
(vi) Borrowers agree that there is no right to set off or defense to payment of the Revolver Note or any other Indebtedness.

This Quarterly Compliance Certificate is dated as of , 20__.
ENERGY 11, L.P.,
 a Delaware limited partnership

By:  Energy 11 GP, LLC, a Delaware limited liability company, its general partner

By: ______________________________
  (name)
  (title)

ENERGY 11 OPERATING COMPANY, LLC
 a Delaware limited liability company

By:
Name:
Title:

“Borrowers”

EXHIBIT B - 2

EXHIBIT C
(§ 6.17)
OTHER OBLIGATIONS
NONE.

(§ 6.19)
LIABILITIES
NONE.

EXHIBIT C

EXHIBIT D
(§ 7.2)
PENDING LITIGATION
NONE.

EXHIBIT D

EXHIBIT E
(§ 7.19)
 TAKE OR PAY DISPUTES
NONE.

EXHIBIT E